As filed with the U.S. Securities and Exchange Commission on February 25, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form F-3

Registration Statement Under the Securities Act of 1933

GOLD RESERVE INC. (Exact Name of Registrant as Specified in Its Charter)

Yukon Territory, Canada (State or Other Jurisdiction of Incorporation or Organization)	N/A (IRS Employer Identification No.)
926 W. Sprague Avenue, Suite 200 Spokane, Washington 99201 Tel: (509) 623-1500 (Address and Telephone Number of Registrant's Principal Executive Offices)

Rockne J. Timm

926 W. Sprague Avenue, Suite 200

Spokane, Washington 99201

Tel: (509) 623-1500

(Name, Address and Telephone Number of Agent For Service)

Copy to:

Albert G. McGrath, Jr.

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

Tel: (214) 978-3028

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.   [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   [   ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Security	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Class A common shares, no par value	7,959,265(1)	2.78(2)	$22,126,756	$3,018
5.50% Senior Subordinated Convertible Notes due 2014	$16,236,000	$1,000	$16,236,000 (3)	$2,214
Class A common shares, no par value, issuable upon conversion of certain notes	4,059,000(3)(4)	2.78 (2)	$11,284,020	0(5)
Class A common share purchase rights	12,018,265	N/A	N/A	0(6)
Total Registration Fee			$49,646,776	$5,232

(1)   Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereunder additional Class A common shares, no par value (“Class A common shares”), as may be issued to the selling securityholder because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of the Class A common shares as reported on the NYSE MKT on February 20, 2013.

(3)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on 100% of the aggregate principal amount of the 5.50% Senior Subordinated Convertible Notes due 2014 (the “notes”).

(4)   Represents the greatest number of shares of Class A common shares issuable upon conversion of the notes being registered hereunder, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate amount of Class A common shares as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends or the other anti-dilution provisions of the notes.

(5)   Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the Class A common shares issuable upon conversion of the notes because no additional consideration will be received by the registrant.

(6)   In accordance with Rule 457(g), no additional registration fee is required in respect of the Class A common share purchase rights.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2013

The information in this prospectus is not complete and may be changed.  The selling securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

GOLD RESERVE INC.

7,959,265 Class A Common Shares,
$16,236,000 5.50% Senior Subordinated Convertible Notes due 2014 and
Up to 4,059,000 Class A Common Shares Issuable Upon Conversion of the Notes

On December 4, 2012, we consummated the restructuring of $101.3 million of our $102.3 million outstanding 5.50% Senior Subordinated Convertible Notes due June 15, 2022 (“2022 Notes”).  In connection with the restructuring, we paid $33.8 million in cash, and issued $42.2 million in equity (representing 12,412,501 Class A common shares at $3.40 per share), $25.3 million in 5.50% Senior Subordinated Convertible Notes due 2014 (the “notes”) and  contingent value rights to holders of our 2022 notes. This prospectus covers resales from time to time by the selling securityholder named under “Selling Securityholder” of any or all of the Class A common shares and notes held by the selling securityholder and any shares of Class A common shares issuable upon conversion of the notes. We will not receive any proceeds from the resale by the selling securityholder of the Class A common shares or notes hereunder.

The Class A common shares and notes may be offered from time to time by the selling securityholder through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.” The Class A common shares being offered include (a) 7,959,265 Class A common shares issued in the Restructuring Transaction, as described in this prospectus under “Material Changes” and (b) up to 4,059,000 Class A common shares issuable upon conversion of the notes.

The notes bear interest at a rate of 5.50% per annum. We will pay interest on the notes on June 15 and December 15 of each year. The notes will mature on June 29, 2014.

Holders of the notes may convert their notes into 250 Class A common shares per $1,000 principal amount of indebtedness evidenced by the notes (which is equivalent to a conversion price of $4.00 per share), subject to adjustment upon the occurrence of certain events. The notes are our general unsecured obligations and rank equal in right of payment to all of our existing and future senior indebtedness, and senior in right of payment to our future subordinated debt. The notes are evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”). Except as described in this prospectus, beneficial interests in the global note will be shown on, and transfers thereof will be effected through, records maintained by DTC and its direct and indirect participants.

Our Class A common shares are listed for trading on the TSX Venture under the symbol “GRZ.V” and on the  NYSE MKT under the symbol “GRZ.”  On February 20, 2013, the closing sale price of the common shares as reported by the TSX Venture and NYSE MKT were C$2.74 and $2.68, respectively.  We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

An investment in the common shares is speculative and involves a high degree of risk.  See “Risk Factors” beginning on Page 5.  You should read this document and documents incorporated by reference into this prospectus before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2013.

Table of Contents

You should rely only upon the information contained in, or incorporated by reference into, this document. We have not, and the selling securityholder has not, authorized any other person to provide you with different information. No other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (“SEC”) with respect to 12,018,265 shares of our Class A common stock and $16,236,000 of our notes which may be offered and sold from time to time in one or more offerings by the selling securityholder named under “Selling Securityholder.”

We may add to or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow us to incorporate by reference certain information into this prospectus. See “Incorporation of Certain Information by Reference” for a description of the documents from which information is incorporated, and where you may obtain a copy of such documents.

You should read both this prospectus, especially the information discussed under “Risk Factors,” and any prospectus supplement together with the information described in this prospectus under “Where You Can Find More Information.”

Unless the context requires otherwise, reference in this prospectus to “we,” “us,” “our,” “Gold Reserve” or the “Company” refers to Gold Reserve Inc. and its subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information presented or incorporated by reference in this document contains both historical information and forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act (Ontario)) that may state our intentions, hopes, beliefs, expectations or predictions for the future.

In this report, forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies that may cause our actual financial results, performance, or achievements to be materially different from those expressed or implied herein.

Forward-looking statements involve risks and uncertainties, as well as assumptions that may never materialize, prove incorrect or materialize other than as currently contemplated which could cause our results to differ materially from those expressed or implied by such forward-looking statements. The words “believe,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “may,” “could” and other similar expressions that are predictions of or indicate future events and future trends which do not relate to historical matters, identify forward-looking statements. Any such forward-looking statements are not intended to provide any assurances as to future results.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation:

•         outcome of our arbitration against the Bolivarian Republic of Venezuela;

•         continued servicing or restructuring of our convertible notes or other obligations as they come due;

•         equity dilution resulting from the conversion of the convertible notes in part or in whole to common shares;

•         value realized from the disposition of the remaining Brisas Project related assets;

•         ability to maintain continued listing on the NYSE MKT and/or the TSX Venture;

•         competition with companies that are not subject to or do not follow Canadian and U.S. laws and regulations;

•         corruption, uncertain legal enforcement and political and social instability;

•         regulatory, political and economic risks associated with Venezuela including changes in laws and legal regimes;

•         currency, metal prices and metal production volatility;

•         adverse U.S. and Canadian tax consequences;

•         abilities and continued participation of certain key employees;

•         prospects for exploration and development of other mining projects by us; and

•         risks normally incident to the exploration, development and operation of mining properties.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. See “Risk Factors.”

Investors are cautioned not to put undue reliance on forward-looking statements, and investors should not infer that there has been no change in our affairs since the date of this report that would warrant any modification of any forward-looking statement made in this document, other documents filed periodically with securities regulators or documents presented on our website. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information, future events or otherwise, subject to our disclosure obligations under applicable rules promulgated by the SEC.  Investors are urged to read our filings with U.S. and Canadian securities regulatory agencies, which can be viewed online at www.sec.gov and www.sedar.com, respectively.

CAUTIONARY NOTE REGARDING DIFFERENCES IN U.S.
AND CANADIAN REPORTING PRACTICES

Commencing in 2011, we changed our basis of accounting and financial reporting from Canadian GAAP to US GAAP. We accounted for this change in presentation on a retroactive basis. The balance sheet amounts as of December 31, 2010 and the comparative operating results for the years ended December 31, 2010 and 2009 were restated accordingly. Our audited consolidated financial statements may not be comparable to financial statements of companies reporting in accordance with Canadian GAAP.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all references to “$” or “U.S. dollars” in this document refer to U.S. dollars, references to “Cdn$” or “Canadian dollars” refer to Canadian dollars. The 12-month average rate of exchange for one Canadian dollar, expressed in U.S. dollars, for each of the last three years equaled 1.0006, 1.0112 and 0.9707, respectively, and the exchange rate at the end of each such period equaled 1.0042, 0.9835 and 0.9991, respectively.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and in the documents incorporated by reference herein. It does not contain all the information that may be important to you. You should carefully read this prospectus and the documents incorporated by reference herein, before deciding to invest in our securities.

The Company

We are incorporated under the laws of Yukon, Canada and are engaged in the business of acquiring, exploring and developing mining projects. We are an exploration stage company incorporated in 1998 under the laws of Yukon, Canada and are the successor issuer to Gold Reserve Corporation, which was incorporated in 1956. From 1992 to 2008 we focused substantially all of our management and financial resources on the development of the Brisas gold and copper project located in the Kilometer 88 mining district of the State of Bolivar in south-eastern Venezuela (the “Brisas Project” or “Brisas”). The Brisas Project, along with our Choco 5 property also located in Venezuela, was expropriated by the Venezuelan government in 2008.

As of June 30, 2012 (the last business day of our most recently completed second fiscal quarter) less than 50% of our outstanding voting securities were directly or indirectly held of record by residents of the United States.  Because the share ownership percentage of United States residents of the Company is less than 50% and we are organized under the laws of Yukon, Canada, we are a “foreign private issuer” pursuant to Rule 3b-4 under the Exchange Act of 1934. We previously reported as a foreign private issuer for many years prior to our annual report on Form 10-K for the fiscal year ended December 31, 2009, as during 2009 our shareholder composition changed such that more than 50% of our outstanding voting securities were directly or indirectly held of record by residents of the United States.  We have returned to foreign private issuer reporting for administrative ease and as a cost-savings measure.

Our administrative office is located at 926 West Sprague Avenue, Suite 200, Spokane, WA  99201, U.S.A. and our telephone and fax numbers are (509) 623-1500 and (509) 623-1634, respectively.

The Offering

Class A Common Shares to be offered by the selling securityholder	12,018,265 Class A common shares, including 4,059,000 Class A common shares that are issuable upon the conversion of our notes held by the selling securityholder.
NYSE MKT Symbol for Class A common shares	GRZ
TSX Venture Symbol for Class A common shares	GRZ.V
Notes to be offered by the selling securityholder	$16,236,000 in aggregate principal amount of notes.
Maturity Date	June 29, 2014, unless earlier repurchased or converted.
Interest Payment Dates	June 15 and December 15 of each year.
Interest	5.50% per annum payable semiannually, in arrears. Interest will be computed on the basis of a 360-day year comprised of 12 30-day months.
Ranking	The notes are our general unsecured obligations.
Conversion Rights

Holders may convert their notes at their option on any day to and including the business day immediately preceding the maturity date into shares of our common stock at the conversion rate of $4.00 per share, subject to adjustment in certain circumstances.

Trustee and Paying Agent	U.S. Bank National Association is the trustee and paying agent. Computershare Trust Company of Canada is the Co‑Trustee.
DTC eligibility

The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes is shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Book-Entry Delivery and Form.”

Listing and Trading of notes	The notes will not be listed on any securities exchange.
Governing Law	The indenture and the notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.
Terms of the Offering	The selling securityholder will determine when and how it will sell the Class A common shares and notes offered in this prospectus.
Use of Proceeds	We will not receive proceeds from the resale of Class A common shares and notes by the selling securityholder.
Risk Factors

See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our Class A common shares or notes.

RISK FACTORS

Set out below are certain risk factors that could materially adversely affect our future business, operating results or financial condition. Investors should carefully consider these risk factors and the other risk factors and information in this prospectus, including under “Cautionary Statement Regarding Forward-Looking Information” and our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012, our amendment to such annual report on Form 10-K/A filed on April 30, 2012 and our reports on Form 6-K subsequently filed with the SEC, each of which is incorporated by reference in this prospectus, and the other documents incorporated by reference in this prospectus, before making investment decisions involving our common shares

Risks related to our arbitration proceedings

Failure to prevail in the arbitration proceedings and obtain adequate compensation from the Venezuelan government for its expropriated of the Brisas Project and our Choco 5 property could materially adversely affect the Company.

In October 2009 we filed a Request for Arbitration under the Additional Facility Rules of the International Centre for Settlement of Investment Disputes (“ICSID”) against the Bolivarian Republic of Venezuela seeking compensation for all of the loss and damage resulting from the Venezuelan government’s wrongful conduct, including its expropriation of the Brisas Project and our Choco 5 property (the “Brisas arbitration”).  Our claim includes the full market value of the legal rights to develop the Brisas Project as of the date of the arbitration tribunal’s decision, the value of the Choco 5 property and interest on the claim calculated since the loss.  Our claim as last updated in our July 2011 Reply totals approximately $2.1 billion, which includes interest from April 14, 2008 (the date of the expropriation) to July 29, 2011 (the date of our last filing with the ICSID) of approximately $400 million.  The cost of prosecuting the Brisas arbitration is substantial and there is no assurance that we will be successful in establishing the Venezuelan government’s liability or, if successful, will collect any award by the arbitration tribunal for compensation from Venezuela.  Failure to prevail in the Brisas arbitration and obtain adequate compensation for the expropriation of these properties could materially adversely affect the Company.

We do not know when our arbitration proceedings against Venezuela will be completed.

We understand that numerous pending arbitration actions are being pursued against Venezuela at this time before the ICSID (See ICSID website at http://icsid.worldbank.org/ICSID/) and further understand that Venezuela has reportedly settled and/or made full or partial payment for damages to a limited number of claimants. ICSID Arbitrations are non-public proceedings and, as a result, we have no specific information regarding the actual amounts paid or what percentage such payments represented of the original claim against Venezuela or the timing of such payments. We understand that tribunals for similar arbitration proceedings typically require six to eighteen months from the date of the oral hearing to finalize and issue a decision. Based on information available to us, the historical ICSID average appears to be approximately 1.2 years. Our arbitration hearing was held in February 2012.  Notwithstanding the historical average, based on the uncertain nature of arbitration under investment treaties, we do not have a basis upon which to estimate the timing or the amount of an award or settlement, if any, or the likelihood of its collection. Accordingly, there can be no assurances that the Brisas arbitration proceedings will be completed or settled within any specific or reasonable period of time, we will receive any award or settlement or that any award or settlement will be paid within any specific or reasonable period of time following the award or settlement, if any.

Risks relating to the notes

Your right to receive payments on the notes is subordinated to certain future indebtedness which may be incurred.

The indenture governing the notes permits us to incur certain indebtedness which may be senior to the notes and secured by a lien on substantially all of our assets, including, but not limited to, the pledge of all rights, properties, equipment or all or a portion of the capital stock of certain of our subsidiaries holding such assets. The notes also would be effectively subordinated to such indebtedness and other secured debt to the extent of the collateral securing the indebtedness. As a result, upon any distributions to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the lenders of such indebtedness would have the right to be paid in full before any payment could be made with respect to the notes. Accordingly, all or a substantial portion of our assets could be unavailable to satisfy the claims of the holders of notes.

The notes are effectively subordinated to all liabilities of our subsidiaries.

All or a substantial portion of the indebtedness we may incur could be incurred and/or guaranteed by our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon such subsidiary’s bankruptcy, liquidation or reorganization and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors.

The ability of our subsidiaries and other interests to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party.

We could incur substantially more debt and may take other actions which may affect our ability to satisfy our obligations under the notes.

We will not be restricted under the terms of the notes or the indenture from incurring or guaranteeing additional indebtedness, including secured debt, subject to anti-layering limitations. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. We may incur additional substantial debt in the future. In addition, such additional indebtedness could contain covenants that, among other things, restrict our ability to sell assets, incur additional secured indebtedness, engage in mergers or consolidations and engage in transactions with affiliates. We could also be required to comply with specified financial ratios and terms. Our ability to recapitalize, incur additional debt that may contain covenants and take a number of other actions that are not limited by the terms of the notes or the indenture could have important consequences to holders of notes, including:

•         impairment of our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general purposes and our ability to satisfy our obligations with respect to the notes;

•         dedication of a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures; and

•         limitation of our flexibility to adjust to changing market conditions and ability to withstand competitive pressures, and increased vulnerability to a downturn in general economic conditions or our business that could impair our ability to carry out capital spending that is necessary or important to our business strategy.

In addition, we are not restricted from paying dividends to our shareholders or repurchasing common shares by the terms of the notes.

Our ability to generate the cash needed to pay interest and principal amounts on the notes and service any other debt depends on many factors, some of which are beyond our control.

Our ability to generate cash from operations to meet scheduled payments or to refinance our debt will depend on our financial and operating performance which, in turn, is subject to the business risks described in this prospectus. Some of these risks are beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or to delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture.

We will be required to make an offer to repurchase the notes upon the occurrence of a fundamental change as described under “Description of notes.” We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms.

A fundamental change may also constitute an event of default or require prepayment under, or result in the acceleration of the maturity of, our other indebtedness outstanding at the time. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash or issue our common shares in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, we will be required to make an offer to repurchase the notes. The fundamental change provisions, however, will not afford protection to holders of the notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to make an offer to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes.

Upon the occurrence of a fundamental change and in connection with your right to require us to repurchase the notes, we may satisfy our obligations through the issuance of our common shares.

You may not receive cash for notes you hold in connection with our offer to repurchase the notes upon the occurrence of a fundamental change or in connection with your right to require us to repurchase the notes if we elect to satisfy our obligations by issuing to you common shares. The number of common shares we will issue will depend on the market price of our common shares at the time. Because the value of the common shares we may issue upon the occurrence of a fundamental change or in connection with your right to require us to repurchase the notes will be determined prior to the settlement of the shares, you will bear the risk that the value of the common shares may decrease between the time the price is set and settlement.

Upon conversion of the notes, we will have the option to deliver cash in lieu of some or all the common shares to be delivered upon conversion, the amount of cash to be delivered per note being calculated on the basis of average prices over a specified period, and you may receive less proceeds than expected.

Upon conversion of the notes, we will have the option to deliver cash in lieu of some or all the common shares to be delivered upon conversion. As described below under “Description of notes—Conversion rights,” the amount of cash to be delivered per note will be equal to the number of common shares in respect of which the cash payment is being made multiplied by the average of the daily volume-weighted average price of the common shares on the corresponding Bloomberg screen for the 10 trading days commencing one day after the date of our notice of election to deliver all or part of the conversion consideration in cash if we have not given notice of redemption or the conversion date, in the case of conversion following notice of redemption specifying our intention to deliver cash upon conversion. Accordingly, upon conversion of a note, holders might not receive any common shares and, if the above-referred prices decline over the 10-day period, they might receive less proceeds than expected. Our failure to convert the notes into cash or a combination of cash and common shares upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional common shares for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per common share in such transaction, as described below under “Description of notes—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of dividends on our common shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of share capital, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer, an issuance of common shares for cash or an issuance of options pursuant to our incentive plans, that may adversely affect the trading price of the notes or the common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

There is no existing trading market for the notes and we will not have any obligation to list the notes at any time. As a result, there can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. We do not intend to list the notes on any national securities exchange or the TSX.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common shares could be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

If you hold notes, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares, other than any extraordinary distribution that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes into common shares, you will be subject to all changes affecting the common shares. You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our constating documents requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common shares that result from such amendment.

The notes are held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and will thereafter be credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness or incur additional indebtedness necessary for our pre-construction, construction or operative phases on commercially reasonable terms, if at all.

The conversion of our outstanding notes could result in the issuance of a significant number of our common shares causing significant dilution to the ownership of existing shareholders.

In May 2007, we issued $103,500,000 aggregate principal amount of 5.50% convertible notes due on June 15, 2022.  Holders had a one time option to require us to repurchase the notes at a price equal to 100% of the principal amount of the notes plus unpaid interest on June 15, 2012 (the “Repurchase Date”).  We entered into a Restructuring

Agreement dated May 25, 2012 (which was amended and restated on July 3, 2012 and again on September 13, 2012) to restructure the notes as an alternative to satisfying our obligation to repurchase the outstanding notes by delivering common shares which would have required us to issue shares based on the Daily VWAP (as defined in Indenture) for 10 days ending three days prior to the Repurchase Date, which would have likely resulted in significant dilution to the ownership of existing shareholders.  As a result of the restructuring contemplated by the Restructuring Agreement, there are outstanding $25,315,000 principal amount of notes having a conversion price of $4.00.  If all of such notes were converted, an additional 6,328,750 common shares would be issued, thereby diluting the ownership of existing shareholders.

Our ability to obtain the resources required for continued servicing or restructuring of our notes or to meet other obligations as they come due depends on numerous factors, some of which are beyond our control.

Unless and until we successfully collect an arbitral award, if any, or acquire and/or develop other operating properties which provide positive cash flow, our ability to meet our obligations as they come due or redeem in whole or part or otherwise restructure the notes will be limited to our cash on hand and/or our ability to issue additional equity or debt securities in the future. Such transactions could potentially cause substantial dilution to the then existing shareholders and, in certain circumstances, could result in a change of control.

Failure to develop or further invest in our La Tortuga property (or acquire or invest in another mining project) could adversely affect future results including continued listing of our Class A common shares on the NYSE MKT

We are subject to a plan to regain compliance with the continued listing rules of the NYSE MKT. The staff of the NYSE MKT has notified us that it intends to file a delisting application with the SEC. On the other hand, we  believe we are now an operating company, as the NYSE MKT interprets such issues. We have appealed the staff’s determination.  See “Material Changes – NYSE MKT Delisting Application.” We are separately required to maintain compliance with the TSX Venture listing rules. No assurances can be given that we will be able to maintain our listing with the NYSE MKT and/or maintain compliance with the TSX Venture Company Manual and, as a result, could be subject to loss of our listing and future delisting actions.

A delisting of our Class A common shares from the NYSE MKT and/or the TSX Venture could negatively impact us by: (i) reducing the liquidity and market price of our Class A common shares; (ii) reducing the number of investors willing to hold or acquire our common shares, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees; and (v) impairing our ability to pay noteholders Class A common shares in lieu of cash upon certain terms and conditions under our indenture in connection with a fundamental change.

Industry competition for new properties could limit our ability to grow in the future.

There is strong competition from other mining companies in connection with the acquisition of future properties considered to have commercial potential. Many of these companies have greater financial resources, operational experience and technical capabilities. As a result, we may be unable to acquire additional mining properties, thereby limiting future growth.

Failure to retain and attract key personnel could adversely affect us.

We are dependent upon the abilities and continued participation of key personnel to manage the Brisas arbitration and identify, acquire and develop new opportunities. Substantially all key management personnel have been employed by us for over 15 years. The loss of key employees (in particular those long time key management personnel possessing important historical knowledge related to the Brisas Project which is relevant to the Brisas arbitration) or an inability to obtain personnel necessary to execute our plan to acquire and develop a new project could have a material adverse effect on our future operations.

The price and liquidity of our common shares may be volatile.

The market price of our common shares may fluctuate based on a number of factors, some of which are beyond our control, including:

•         the result of the Brisas arbitration and litigation proceedings;

•         economic and political developments in Venezuela;

•         our operating performance and financial condition;

•         continued listing of our common shares on Canadian and US stock exchanges;

•         the public’s reaction to announcements or filings by ourselves or other companies;

•         the price of gold and copper and other metal prices, as well as metal production volatility;

•         the arrival or departure of key personnel; and

•         acquisitions, strategic alliances or joint ventures involving us or other companies.

The effect of these and other factors on the market price of the common shares on the NYSE MKT and TSX Venture has historically made our share price volatile and suggests that our share price will continue to be volatile in the future.

Sales of a significant number of our Class A common shares in the public markets, or the perception of such sales, could depress the price of our Class A common shares, the fair market value of the notes or both.

Sales of a substantial number of our Class A common shares in the public markets could depress the price of our Class A common shares, the fair market value of the notes or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales, or the perception of such sales, of our Class A common shares would have on the market price of our Class A common shares or the fair market value of the notes. The price of our Class A common shares may be affected by possible sales of our Class A common shares by investors who view the notes as a more attractive means than equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our Class A common shares. This hedging or arbitrage could, in turn, affect the fair market value of the notes.

We do not intend to pay any cash dividends in the foreseeable future.

We have not declared or paid any dividends on our Class A common shares since 1984. We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on the Class A common shares in the foreseeable future. Any return on an investment in our common shares will come from the appreciation, if any, in the value of the common shares. The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

We may issue additional common shares, debt instruments convertible into common shares or other equity-based instruments to fund future operations.

We cannot predict the size of any such future issuances of securities, or the effect, if any, that future issuances and sales of our securities will have on the market price of our common shares or the fair market value of the notes. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into shares, will result in dilution, possibly of a substantial nature, to present and prospective holders of shares and in certain circumstances could result in a change of control.

Risks Related to the Company

Operating losses are expected to continue.

We have no commercial production at this time and, as a result, we have not recorded revenue or cash flows from mining operations and have experienced losses from operations for each of the last five years, a trend we expect to continue unless and until the Brisas arbitration is resolved favorably to us and/or we acquire or invest in an alternative project and achieve commercial production.

Risks inherent in the mining industry could adversely impact future operations.

Exploration for gold and other metals is speculative in nature, involves many risks and frequently is unsuccessful. As is customary in the industry, not all prospects will be positive or progress to later stages (e.g. the feasibility and permitting stages), therefore, management can provide no assurances as to the future success of its efforts to acquire, explore, develop or operate another mining property. Exploration programs entail risks relating to location, metallurgical processes, governmental permits and regulatory approvals and the construction of mining and processing facilities. Development can take a number of years, requiring substantial expenditures and there is no assurance that we will have, or be able to raise, the required funds to engage in these activities or to meet our obligations with respect to the exploration properties in which we may acquire an interest. Any one or more of these factors or occurrence of other risks could cause us not to realize the anticipated benefits of an acquisition of properties or companies.

As a foreign private issuer, we are permitted to file less information with the SEC than a company incorporated in the United States.

We are a foreign private issuer under the Exchange Act and, as a result, are exempt from certain rules under the Exchange Act.  These rules include the proxy rules that impose certain disclosure and procedural requirements for proxy solicitations.  In addition, we are not required to file periodic reports and financial statements with the SEC as frequently, promptly or in as much detail as U.S. companies with securities registered under the Exchange Act.  We are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. Moreover, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our common shares.

U.S. Internal Revenue Service designation as a “passive foreign investment company” may result in adverse U.S. tax consequences to U.S. Holders.

U.S. taxpayers should be aware that we have determined that we were a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”) for the taxable year ended December 31, 2011, and it may be a PFIC for all taxable years prior to the time the Company has income from production activities. We do not believe that any of the Company’s subsidiaries were PFICs as to any shareholder of the Company for the taxable year ended December 31, 2011, however, due to the complexities of the PFIC determination detailed below, we cannot guarantee this belief and, as a result, we cannot determine that the IRS would not take the position that certain subsidiaries are not PFIC’s. The determination of whether the Company and any of its subsidiaries will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company and any of its subsidiaries will be a PFIC for any taxable year generally depends on the Company's and its subsidiaries’ assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Annual Report on Form 10-K. Accordingly, there can be no assurance that the Company and any of its subsidiaries will not be a PFIC for any taxable year.

For taxable years in which the Company is a PFIC, any gain recognized on the sale of the Company's common shares and any “excess distributions” (as specifically defined) paid on the Company's common shares must be ratably allocated to each day in a U.S. taxpayer’s holding period for the common shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the common shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a timely and effective “QEF election” generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company's “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. For a U.S. taxpayer to make a QEF election, the Company must agree to supply annually to the U.S. taxpayer the “PFIC Annual Information Statement” and permit the U.S. taxpayer access to certain information in the event of an audit by the U.S. tax authorities. We will prepare and make the statement available to U.S. taxpayers, and will permit access to the information. As a possible second alternative, a U.S. taxpayer may make a “mark-to-market election” with respect to a taxable year in which the Company is a PFIC and the common shares are “marketable stock” (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer’s adjusted tax basis in such common shares

It may be difficult to bring certain actions or enforce judgments against the Company and/or its directors and executive officers.

Investors in the U.S. or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against us, our directors or executive officers based on civil liability provisions of federal securities laws or other laws of the U.S. or any state thereof or the equivalent laws of other jurisdictions of residence. We are organized under the laws of Yukon, Canada. Some of our directors and officers, and some of the experts named from time to time in our filings, are residents of Canada or otherwise reside outside of the U.S. and all or a substantial portion of their and our assets, may be located outside of the U.S. As a result, it may be difficult for investors in the U.S. or outside of Canada to bring an action in the U.S. against our directors, officers or experts who are not resident in the U.S. It may also be difficult for an investor to enforce a judgment obtained in a U.S. court or a court of another jurisdiction of residence predicated upon the civil liability provisions of Canadian security laws or U.S. federal securities laws or other laws of the U.S. or any state thereof against us or those persons.

USE OF PROCEEDS

We will not receive any proceeds from any sales of Class A common shares or notes made from time to time hereunder by the selling securityholder.  The selling securityholder will pay any underwriting or broker discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of common shares in secondary offerings. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and accountants.

PRICE RANGE OF CLASS A COMMON SHARES AND THE NOTES

Our Class A common shares are traded in Canada on the TSX Venture under the symbol “GRZ.V.” Prior to February 1, 2012, our common shares were traded on the Toronto Stock Exchange.  Our Class A common shares are also traded in the United States on the NYSE MKT (previously named NYSE Amex) under the symbol “GRZ.” The notes are not listed for trading on any exchange. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our Class A common shares as reported on the TSX Venture and NYSE MKT.

The annual high and low sales prices for our Class A common shares for the five most recent full financial years are:

	TSX VENTURE/TSX		NYSE MKT
	Canadian dollars		U.S. dollars
	High	Low	High	Low
2012	$4.60	$2.70	$4.53	$2.68
2011	3.10	1.61	3.14	1.66
2010	1.84	0.76	1.84	0.71
2009	1.79	0.51	1.73	0.48
2008	5.95	0.32	6.00	0.26

The high and low sales prices for each full financial quarter for the two most recent full financial years and any subsequent periods are:

	TSX VENTURE/TSX		NYSE MKT
	Canadian dollars		U.S. dollars
2012	High	Low	High	Low
Fourth Quarter	$3.50	$2.70	$3.54	$2.70
Third Quarter	4.19	2.75	4.11	2.88
Second Quarter	4.60	3.26	4.53	3.15
First Quarter	3.99	2.73	3.98	2.68

2011
Fourth Quarter	$3.10	$2.35	$3.05	$2.02
Third Quarter	3.10	2.03	3.14	2.10
Second Quarter	2.85	1.61	2.99	1.66
First Quarter	1.88	1.65	1.87	1.67

The high and low sales prices for our Class A common shares for each month for the most recent six months are:

	TSX VENTURE/TSX		NYSE MKT
	Canadian dollars		U.S. dollars
2013	High	Low	High	Low
February (through February 20, 2013)	$3.10	$2.74	$3.08	$2.68
January	3.26	2.73	3.28	2.77
2012
December	3.29	2.70	3.31	2.70
November	3.31	2.92	3.30	2.91
October	3.50	3.03	3.54	3.08
September	3.88	2.75	3.90	2.88
August	4.05	3.12	4.11	3.17
July	4.19	3.36	3.95	3.27

                                                                                                                                                                                                                                                                                                                13

On February 20, 2013, the closing price for the Class A common shares was Cdn $2.74 per share on the TSX Venture and U.S. $2.68 per share on the NYSE MKT. As of February 20, 2013, there were a total of 72,221,473 Class A common shares and 500,236 Class B common shares issued and outstanding. The number of holders of Class A and Class B common shares of record on September 10, 2012 was approximately 760. As of June 30, 2012, based on information received from our transfer agent and other service providers, we believe our common shares are owned beneficially by approximately 7,800 shareholders.

There is no established reporting system or trading market for trading in our notes.  However, quotations of prices for our notes are available.  To the extent that the notes are traded, prices of the notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities.  The notes are held through the Depository Trust Company.  As of February 20, 2013, there was $25,315,000 aggregate principal amount of notes and $1,042,000 of aggregate principal amount of 5.50% Senior Subordinated Convertible Notes due 2022 outstanding, and DTC was and is the sole record holder of the notes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2012.  The amounts shown below are unaudited and represent management’s estimate of the amounts to be included in our 2012 financial statement which have not been completed as of the date of this prospectus and are subject to adjustment.  The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

As at December 31, 2012 (U.S. dollars)
Cash and cash equivalents	$8,347,518
Borrowings:
Short-term borrowing	-
Long-term borrowing	20,025,454
Total borrowing	20,025,454
Equity:
Common shares and equity units	283,482,779
Contributed Surplus	5,171,603
Stock options	19,762,883
Accumulated deficit	(302,209,087)
Accumulated other comprehensive income	211,683
Total shareholders' deficit	6,419,861
Total Capitalization	$28,437,052

Change in shares issued and outstanding
Class A common shares, without par value	72,211,473
Equity Units	500,236
72,711,709

RATIO OF EARNINGS TO FIXED CHARGES

The following  table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (a):	(0.88)	(2.52)	(2.26)	(1.96)	(2.70)	(3.50)

(a)    Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means net income (loss) from operation plus income (loss) from equity investees, fixed charges and amortized capital interest less interest capitalized. For this purpose, “fixed charges” means interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest within rental expense.

DESCRIPTION OF OUR SHARE CAPITAL

We are authorized to issue an unlimited number of Class A common shares of which 72,221,473 Class A common shares were issued and outstanding at February 20, 2013. Shareholders are entitled to receive notice of and attend all meetings of shareholders with each Class A common share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. Shareholders are entitled to dividends if, as and when declared by our board of directors. Upon our liquidation, dissolution or winding up, shareholders are entitled to receive our remaining assets available for distribution to shareholders. The Class A common shares include associated Class A common share purchase rights under our Shareholder Rights Plan Agreement, as amended and restated. Those rights are described under “Item 5 – Continuation of and Amendment to the Shareholder Rights Plan Agreement” in the Proxy Statement/Information Circular attached to our Form 6-K filed June 1, 2012, which is incorporated by reference into this prospectus.

In February 1999, Gold Reserve Corporation became our subsidiary. Generally, each shareholder exchanged its Gold Reserve Corporation shares for an equal number of our Class A Common shares. For tax reasons, certain U.S. holders elected to receive equity units in lieu of our Class A common shares. An “equity unit” is comprised of one Gold Reserve Inc. Class B common share and one Gold Reserve Corporation Class B common share, is substantially equivalent to a Class A common share and is generally immediately convertible into a Class A common share. Unless otherwise noted, general references to common shares of the Company include Class A common shares and equity units as a group. At December 31, 2012, there were 500,236 equity units outstanding.

DESCRIPTION OF THE NOTES

The notes were issued under the first supplemental indenture, dated as of December 4, 2012, between us, as issuer, and U.S. Bank National Association.  The supplemental indenture amends the indenture dated as of May 16, 2007 between us, U.S. Bank National Association, as successor trustee to The Bank of New York Mellon (f/k/a The Bank of New York) and Computershare Trust Company of Canada, as successor Co-Trustee to BNY Trust Company of Canada.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete, and this summary is qualified in its entirety by the indenture and the notes, including the definition of certain terms used in the indenture. We urge you to read the indenture and the notes because the indenture and the notes, and not this description, defines your rights as a holder of the notes. You should refer to all of the provisions of the indenture, including the definitions of certain terms used in those agreements. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture, including the form of note contained therein, is specifically incorporated herein by reference. You may request a copy of the indenture from us.

As used in this “Description of the Notes” section, references to “we,” “our” or “us” refer solely to Gold Reserve Inc. and not to our subsidiaries.

General

The notes are unsecured obligations and rank (a) subordinate in right of payment to future unsubordinated indebtedness for the construction and development of Brisas, and will be effectively subordinate to the extent of the collateral securing such indebtedness, (b) subordinate to senior secured bank indebtedness in right of payment, and will be effectively subordinate to the extent of the collateral securing such indebtedness, (c) subordinate in right of payment to any guarantee of the indebtedness described in (a) or (b) by us or any of our subsidiaries for the period that the guarantee is in effect, (d) equal in right of payment to any of our other existing and future unsecured and unsubordinated indebtedness, (e) senior in right of payment to all of our future subordinated debt and (f) subject to the modifications set forth in the supplemental indenture, represent a corresponding principal amount of indebtedness under the 5.50% Senior Subordinated Convertible Notes due June 15, 2022. However, the notes are effectively subordinated to all future secured debt to the extent of the security on such other indebtedness and to all existing and future obligations of our subsidiaries. As of December 31, 2012, we had no outstanding long-term indebtedness and our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and trade payables. See “Risk Factors.”

The notes are convertible into our common shares, as described more fully under “—Conversion rights” below.

The notes are issued only in denominations of US$1,000 and multiples of US$1,000. The notes mature on June 29, 2014, unless earlier converted, redeemed or repurchased. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes and the additional notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments and redemptions. We may also from time to time repurchase notes in open market purchases, if in the future we list the notes for trading on a national securities exchange, or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, granting security or issuing or repurchasing our securities, entering into transactions with our affiliates or paying senior, other equally ranking or subordinated indebtedness prior to paying our obligations under the notes.

The holders of the notes are not afforded protection under the indenture in the event of a leveraged transaction or a change in control of us except to the extent described under “—Offer to purchase upon a fundamental change,” and “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

Except under limited circumstances described below, the notes are issued only in fully registered book-entry form and are represented by one or more global notes. There is no service charge for registration of transfer or exchange of the notes. We may, however, require holders to pay a sum to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Payments on the notes; paying agent and registrar

We pay principal of certificated notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office at 101 Barclay Street, New York, New York 10286 as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (a) to holders having an aggregate principal amount of US$5 million or less, by check mailed to the holders of these notes and (b) to holders having an aggregate principal amount of more than US$5 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than two days prior to the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We pay principal of and interest on notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Interest

The notes bear interest at a rate of 5.50% per year. Interest is payable semiannually in arrears on June 15 and December 15.

Interest is paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of 12 30-day months.

Conversion rights

Holders of the notes may convert any notes or portions of the notes, in whole or in part, initially at a conversion rate of 250 Class A common shares per US$1,000 principal amount of notes (equivalent to a conversion price of US$4.00 per common share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the notes, subject to prior repurchase of the notes.

Upon conversion of a note, we will have the option to deliver common shares, cash or a combination of cash and common shares for the notes surrendered as set forth below. The trustee will initially act as conversion agent. The conversion rate and the applicable conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of US$1,000 principal amount.

We will have the option to deliver cash in lieu of some or all of the common shares to be delivered upon conversion of the notes. We will give notice of our election to deliver part or all of the conversion consideration in cash to the holder converting the notes within two business days of our receipt of the holder’s notice of conversion. The amount of cash to be delivered per note will be equal to the number of common shares in respect of which the cash payment is being made multiplied by the average of the daily VWAP prices of the common shares for the 10 trading days commencing one day after (a) the date of our notice of election to deliver all or part of the conversion consideration in cash if we have not given notice of redemption or (b) the conversion date, in the case of conversion following notice of redemption specifying our intention to deliver cash upon conversion. “Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GRZ”<equity>“VAP” in respect of the period from 9:30 am to 4:00 pm (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one common share on such trading day on the TSX or otherwise as our board of directors determines in good faith using a volume-weighted method); provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, “daily VWAP” means the cash price per common share received by holders of our common shares on such fundamental change.

If we elect to deliver cash in lieu of some or all of the common shares issuable upon conversion, we will make the payment, including delivery of the common shares, through the conversion agent, to holders surrendering notes no later than the 14th business day following the conversion date. Otherwise, we will deliver the common shares, together with any cash payment for fractional shares, as described below, through the conversion agent no later than the fifth business day following the conversion date.

We may not deliver cash in lieu of any common shares issuable upon a conversion date (other than in lieu of fractional shares) if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the conversion consideration.

If we call notes for redemption, a holder of notes may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted the notes for purchase upon a fundamental change, a holder of notes may convert the notes only if that holder withdraws the purchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common shares on the trading day prior to the conversion date.

Our delivery to you of common shares, cash, or a combination of cash and common shares, as applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy our obligation to pay:

•         the principal amount of the note; and

•         accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m. New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted on the corresponding interest payment date. However, no such payment need be made:

•         if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•         if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•         to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any of our common shares upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion upon specified corporate transactions

If we are a party to a consolidation, amalgamation, merger, binding share exchange, statutory arrangement, sale of all or substantially all of our assets or other combination, in each case pursuant to which our common shares are converted into cash, securities or other property, then at the effective time of the transaction a holder’s right to convert a note into our common shares and cash will be changed into a right to convert it into the kind and amount of cash, securities and other property which such holder would have received if such holder had converted their notes immediately prior to the transaction (the “reference property”). If the transaction causes our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Notwithstanding the preceding paragraph, if holders of notes would otherwise be entitled to receive, upon conversion of the notes, any property (including cash) or securities that would not constitute “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) (referred to herein as “ineligible consideration”), such holders shall not be entitled to receive such ineligible consideration, but we or the successor or acquirer, as the case may be, shall have the right (at the sole option of us or the successor or acquirer, as the case may be) to deliver either such ineligible consideration or “prescribed securities” for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) with a market value equal to the market value of such ineligible consideration. In general, prescribed securities would include our common shares and other shares which are not redeemable by the holder within five years of the date of issuance of the notes. Because of this, certain transactions may result in the notes being convertible into prescribed securities that are highly illiquid. This could have a material adverse effect on the value of the notes. We agree to provide notice to the holders of notes at least 30 days prior to the effective date of such transaction in writing and by release to a business newswire stating the consideration into which the notes will be convertible after the effective date of such transaction. After such notice, we or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the note except in accordance with any other provision of the indenture.

If the transaction also constitutes a fundamental change, we will be required, subject to certain conditions, to offer to purchase for cash all or a portion of your notes as described under “—Offer to purchase upon a fundamental change.”

Conversion procedures

The initial conversion rate for the notes is 250 Class A common shares per US$1,000 principal amount of notes, subject to adjustment as described below.

To convert the notes into common shares a holder of notes must do the following (or comply with DTC procedures for doing so in respect of its beneficial interest in notes evidenced by a global note) upon 3 days prior written notice to us:

•         complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•         surrender the note to the conversion agent;

•         if required, furnish appropriate endorsements and transfer documents; and

•         if required, pay all transfer or similar taxes.

The date a holder of notes complies with these requirements is the conversion date under the indenture.

Conversion rate adjustments

We will adjust the conversion rate if any of the following events occurs, except that we will not make any adjustment if holders of notes may participate, as a result of holding the notes, in the transactions described without having to convert their notes.

(a)           If we issue common shares as a dividend or distribution on our common shares, or if we subdivide or combine our common shares, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0       =  the conversion rate in effect immediately prior to such event

CR1       =  the conversion rate in effect immediately after such event

OS0       =  the number of our common shares outstanding immediately prior to such event

OS1       =  the number of our common shares outstanding immediately after such event

(b)           If we issue to all or substantially all holders of common shares certain rights or warrants to purchase our common shares for a total acquisition cost less than the closing sale price of our common shares on the record date for shareholders entitled to receive such rights and warrants, which rights or warrants are exercisable for not more than 60 days, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 x	OS0+X
OS0+Y

where,

CR0       =  the conversion rate in effect immediately prior to such event

CR1       =  the conversion rate in effect immediately after such event

OS0       =  the number of our common shares outstanding on the close of business on the next business day following such record date

X           =  the total number of our common shares issuable pursuant to such rights

Y           =  the number of our common shares equal to the aggregate offering price that the total number of shares so offered would purchase at such closing sale price of our common shares on the record date of such issuance determined by multiplying such total number of shares so offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing sale price.

(c)           If we distribute to all or substantially all holders of our common shares, common shares, evidences of indebtedness or assets, including securities but excluding:

•         rights or warrants specified above;

•         dividends or distributions specified above; and

•         dividends or distributions specified in (4) below;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0+X
SP0 - FMV

where,

CR0       =  the conversion rate in effect immediately prior to such distribution

CR1       =  the conversion rate in effect immediately after such distribution

SP0        =  the current market price (as defined below) of our common shares on such record date for such distribution

FMV     =  the fair market value (as determined by our board of directors) of the common shares, evidences of indebtedness, assets or property distributed with respect to each outstanding common share on the record date for such distribution

With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on our common shares or shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0       =  the conversion rate in effect immediately prior to such distribution

CR1       =  the conversion rate in effect immediately after such distribution

FMV0   =  the average of the closing sale prices of the common shares or similar equity interest distributed to holders of our commons shares applicable to one common share over the ten consecutive trading-day period commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the NYSE MKT or such other national or regional exchange or market on which the securities are then listed or quoted

MP0      =  the average of the closing sale prices of our common shares over the ten consecutive trading-day period commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the NYSE MKT or such other national or regional exchange or market on which the securities are then listed or quoted

The adjustment to the conversion rate under the preceding paragraph will occur on the fourteenth trading day after the date on which “ex-dividend trading” commences for such distribution on the American Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(4)           If any cash dividend or other distribution is made to all or substantially all holders of our common shares, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 ‑ C

where,

CR0       =  the conversion rate in effect on the record date for such distribution

CR1       =  the conversion rate in effect immediately after the record date for such distribution

SP0        =  the current market price of one of our common shares on the record date for such distribution

C           =  the amount in cash per share we distribute to holders of our common shares

“Current market price” means the average of the daily closing sale prices per common share for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. As used in the definition of current market price, the term “ex” date, when used with respect to any distribution, means the first date on which the common share trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

(5)           If we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common shares to the extent that the cash and value of any other consideration included in the payment per common share exceeds the last reported sale price per common share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1xOS1)
OS0xSP[1]

where,

CR0       =  the conversion rate in effect on the date such tender or exchange offer expires

CR1       =  the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

AC        =  the fair market value (as determined by our board of directors) of the aggregate consideration paid or payable for shares purchased in such tender or exchange offer

OS0       =  the number of our common shares outstanding on the trading day immediately preceding the date such tender or exchange offer is announced

OS1       =  the number of our common shares outstanding less any shares purchased in the tender or exchange offer at the time such tender or exchange offer expires

SP1        =  the average of the last reported sale prices of the common shares over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day next succeeding the date such tender or exchange offer expires.

To the extent that we have a rights plan in effect upon conversion of the notes into common shares, a holder of notes will receive, in addition to the common shares, the rights under the rights plan unless the rights have separated from the common shares at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common shares, common shares, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•         any reclassification of our common shares;

•         a consolidation, merger or combination involving us; or

•         a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common shares would be entitled to receive shares, other securities, other property, assets or cash for their common shares, upon conversion of the notes a holder thereof will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the notes into our common shares immediately prior to any of these events (provided such consideration is not “ineligible consideration” as described in “—Conversion upon specified corporate transactions”).

A holder of notes may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common shares or in certain other situations requiring a conversion rate adjustment. See “Income tax considerations — Certain United States federal income tax considerations.”

We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests, subject to the receipt of any required regulatory approvals. Any such determination by our board will be conclusive. Thereafter, the conversion rate will return to the level prior to such adjustment. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common shares resulting from any share or rights distribution. See “Income tax considerations — Certain United States federal income tax considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common shares or convertible or exchangeable securities or rights to purchase our common shares or convertible or exchangeable securities.

Any such increases in the conversion rate by our board of directors shall not, without the approval of our shareholders, as required by Rule 713 of the NYSE MKT Guide, result in the sale or issuance of 20% or more of our common shares, or 20% or more of the voting power, outstanding on the date of this prospectus.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during the period from which the average is to be calculated.

Optional redemption

No sinking fund will be provided for the notes, which means that the indenture will not require us to redeem a portion of the notes periodically.

We may redeem all or part of the notes upon 20 days’ notice to the holders, for Class A common shares at the conversion price plus cash for any accrued and unpaid interest if the closing sale price of our Class A common shares is equal to or greater than 200% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days.

If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate or in any manner required by the depositary.

If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

In the event of any redemption of the notes in part, we will not be required to:

•         issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•         register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Mandatory redemption

We have a mandatory obligation to redeem the notes then outstanding, in whole or in part, for an amount of cash equal to 120% of the face value thereof plus accrued and unpaid interest upon (a) our receipt of payment of a settlement or award with respect to its pending arbitration proceedings related to Venezuela’s expropriation of the Brisas Project  or (b) our receipt of proceeds from sale or other disposition of our mining data, in each case with 20 days’ notice to the holders; provided, however, that our redemption obligations in (a) and (b) shall be limited to the amount of the proceeds received by us and provided, further, that any subsequent receipt of additional proceeds shall be applied in a similar manner until such time as the redemption obligations have been satisfied in full.

Redemption for changes in Canadian tax law

We may redeem all but not part of the notes if we have or would become obligated to pay to the holder of any note “additional amounts” (which are more than a de minimis amount) as a result of any change from the date of this prospectus in the laws or any regulations of Canada or any Canadian political subdivision or taxing authority, or any change from the date of this prospectus in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination); provided we cannot avoid these obligations by taking reasonable measures available to us and that we deliver to the trustee an opinion of legal counsel specializing in taxation and an officers’ certificate attesting to such change and obligation to pay additional amounts. The term “additional amounts” is defined under “—Additional amounts.” This redemption would be at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date but without reduction for applicable Canadian taxes (as defined below) (except in respect of certain excluded holders (as defined below)). We will give holders of notes not less than 30 days’ nor more than 60 days’ notice of this redemption, except that (i) we will not give notice of redemption earlier than 60 days prior to the earliest date on or from which we would be obligated to pay any such additional amounts, and (ii) at the time we give the notice, the circumstances creating our obligation to pay such additional amounts remain in effect.

Upon receiving such notice of redemption, each holder who does not wish to have us redeem its notes will have the right to elect to:

(a)           convert its notes; or

(b)           not have its notes redeemed, provided that no additional amounts will be payable on any payment of interest or principal with respect to the notes after such redemption date. All future payments will be subject to the deduction or withholding of any Canadian taxes required by law to be deducted or withheld.

Where no election is made, the holder will have its notes redeemed without any further action. The holder must deliver to the paying agent a written notice of election so as to be received by the paying agent no later than the close of business on a business day at least five business days prior to the redemption date.

A holder may withdraw any notice of election by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the redemption date.

Offer to purchase upon a fundamental change

In the event of a fundamental change, subject to the terms and conditions of the indenture, we shall be required to offer to purchase all of the outstanding notes (a “purchase offer”) on the date (the “purchase date”) that is 30 business days after the date of such offer, at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, up to but not including, the purchase date.

If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date. Subject to satisfaction of certain conditions, we may elect to satisfy our obligation to pay the purchase price, in whole or in part, by delivering common shares as further described under “—Delivery of shares.”

Within 30 days after we know of the occurrence of a fundamental change, we shall be required to provide notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a fundamental change and setting out the terms of the purchase offer, including whether the purchase price will be paid in cash or common shares or any combination of cash or common shares, specifying the percentages of each. We must also deliver a copy of the notice to the trustee.

In order to accept such purchase offer, a holder must deliver prior to the purchase date a purchase notice stating among other things:

(1)           if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

(2)           the portion of the principal amount of notes to be purchased, which must be in US$1,000 multiples; and

(3)           that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder of notes may withdraw any written purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date. The withdrawal notice must state:

(1)           the principal amount of the withdrawn notes;

(2)           if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

(3)           the principal amount, if any, which remains subject to the purchase notice.

We will promptly pay the purchase price for notes surrendered for repurchase following the purchase date.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act or applicable Canadian securities laws disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act or applicable Canadian securities laws, of our common equity representing more than 50% of the voting power of our common equity;

(2)           consummation of any share exchange, consolidation, amalgamation, merger, statutory arrangement or other combination pursuant to which our common shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change;

(3)           continuing directors cease to constitute at least a majority of our board of directors; or

(4)           our shareholders approve any plan or proposal for our liquidation or dissolution.

A fundamental change will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions otherwise constituting the fundamental change consists of common shares or American Depositary Shares that are traded or listed on, or immediately after the transaction or event will be traded or listed on a U.S. national or regional securities exchange or the Toronto Stock Exchange.

We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act and any Canadian securities laws which may then be applicable in the event of a fundamental change.

No notes may be purchased upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

These fundamental change purchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford a holder of notes protection in the event of a leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the notes for cash if a fundamental change occurs. If a fundamental change were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes for cash under certain circumstances, or expressly prohibit our purchase of the notes for cash upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain the consent or refinance the debt, we would not be permitted to purchase the notes for cash and would be required to pay the purchase price in common shares. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Delivery of shares

We may, at our option, elect to pay the amount payable in connection with a repurchase of the notes at the option of the holder in cash or common shares or any combination of cash and common shares. We may also, at our option, elect to pay the fundamental change purchase price in cash or common shares or any combination of cash and common shares. Our right to issue common shares to pay the repurchase price or the fundamental change purchase price is subject to our satisfying various conditions, including:

•         no event of default shall have occurred and be continuing under the indenture;

•         listing of the common shares on the principal United States and Canadian securities exchanges on which our common shares are then listed, or if not so listed, the listing of the common shares on a U.S. national securities exchange;

•         the registration of the common shares under the Securities Act and the Exchange Act and applicable Canadian securities laws, if required; and

•         any necessary qualification or registration under applicable state securities laws or the availability of an exemption from qualification and registration.

If these conditions are not satisfied with respect to a holder before the close of business on the repurchase date or the fundamental change purchase date, as the case may be, we will make the required payment on the notes of the holder entirely in cash. We may not change the form of components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the preceding sentence.

If we elect to pay the repurchase price or the fundamental change purchase price in common shares, the number of common shares to be delivered by us will be determined by dividing the amount of the payment to be made, and that is not paid in cash, by 95% of the average of the daily VWAP prices of the common shares for the 10 consecutive trading days ending on the third trading day preceding the repurchase date or the fundamental change purchase date, as the case may be, approximately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such ten day period and ending on such repurchase date or fundamental change purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common shares. See “— Conversion rate adjustments.”

We will not issue any fractional common shares in connection with our delivery of common shares upon our repurchase of the notes at the option of the holder or purchase of the notes in connection with a fundamental change. Instead, we will pay cash based on the closing price of our common shares on the applicable payment date for any fractional common shares we would otherwise deliver on account of the notes.

If we elect to satisfy any payment of the repurchase price or the fundamental change purchase price in common shares, we will give you notice at least 20 business days before the payment date. Our notice will state:

•         whether we will make the payment in cash or common shares or any combination of cash and common shares;

•         if both cash and common shares are payable, the percentage of each applicable form of payment on a per note basis; and

•         the method of calculating the average closing price of the common shares.

When we determine the actual number of common shares in accordance with the foregoing provisions, we will publish the information on our web site or through such other public medium as we may use at that time, including filing a report on Form 6-K with the SEC.

Because the average closing price of the common shares is determined prior to the applicable payment date, holders of notes bear the market risk with respect to the value of the common shares to be received from the date the average market price is determined to the payment date. We may deliver common shares as payment for the repurchase price or the fundamental change purchase price only if the information necessary to calculate the average closing price is published daily in a newspaper of U.S. or Canadian national circulation or such other public medium as we may use at that time.

The indenture provides that we may, without the consent of any holder of notes, amalgamate with, consolidate with or merge with or into any other person or sell, transfer or lease all or substantially all of our properties and assets substantially as an entirety to another person, provided that:

•         the resulting, surviving or transferee person (the “successor company”) will be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Puerto Rico or the laws of Canada or any province or territory thereunder and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•         the trustee is satisfied that the transaction will not result in the successor company being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the notes;

•         immediately after giving effect to such transaction, no default under the indenture, and no event which, after notice or lapse of time or both, would become a default under the indenture, shall have occurred and be continuing; and

•         we shall have delivered to the trustee an officers’ certificate stating that the amalgamation, consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions of the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a sale, transfer or lease of substantially all our assets that results in the sale, assignment, conveyance, transfer or other disposition or assets constituting or accounting for less than 95% of our consolidated assets, revenue or net income (loss), we will not be released from the obligation to pay the principal of and interest on the notes.

Additional amounts

We will make payments on account of the notes without withholding or deducting on account of any present or future duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having the power to tax (“Canadian taxes”), unless we are required by law or the interpretation or administration thereof, to withhold or deduct Canadian taxes. If we are required to withhold or deduct any amount on account of Canadian taxes, we will make such withholding or deduction and pay as additional interest the additional amounts (“additional amounts”) necessary so that the net amount received by each holder of notes after the withholding or deduction (including with respect to additional amounts) will not be less than the amount the holder would have received if the Canadian taxes had not been withheld or deducted. We will make a similar payment of additional amounts to holders of notes (other than excluded holders) that are exempt from withholding but are required to pay tax directly on amounts otherwise subject to withholding. However, no additional amounts will be payable with respect to a payment made to a holder or former holder of notes (an “excluded holder”) in respect of the beneficial owner thereof:

(a)           with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(b)           that is subject to such Canadian taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that in the case of any imposition or change in any such certification, identification, information, documentation or other reporting requirements which applies generally to holders of notes who are not residents of Canada, at least 60 days prior to the effective date of any such imposition or change, we shall give written notice, in the manner provided in the indenture, to the trustee and the holders of the notes then outstanding of such imposition or change, as the case may be, and provide the trustee and such holders with such forms or documentation, if any, as may be required to comply with such certification, identification, information, documentation, or other reporting requirements); or

(c)           that is subject to such Canadian taxes by reason of its carrying on business in or otherwise being connected with Canada or any province or territory thereof otherwise than by the mere holding of such notes or the receipt of payment, or exercise of any enforcement rights thereunder;

and no additional amounts will be payable with respect to any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or governmental charge (the “excluded taxes”).

We will remit the amount we withhold or deduct to the relevant authority. Additional amounts will be paid in cash semi-annually, at maturity, on any redemption date, on a conversion date or on any purchase date. With respect to references in this prospectus to the payment of principal or interest on any note, such reference shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made. We will indemnify and hold harmless each holder of notes (other than an excluded holder) and upon written request reimburse each such holder for the amount of (a) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, (b) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (c) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (a) and (b) above, but excluding any excluded taxes.

Limitation on layering indebtedness

The indenture will provide that we may not incur indebtedness that is contractually senior in right of payment to the notes and contractually subordinate in right of payment to any of our other indebtedness, other than any senior secured bank indebtedness that may be subordinate in right of payment to indebtedness incurred for the construction and development of Brisas.

Events of default; notice and waiver

The following are events of default under the indenture:

•         we fail to pay the principal amount of the notes when due upon redemption, repurchase or otherwise on the notes;

•         we fail to pay interest or additional interest, if any, on the notes, when due and such failure continues for a period of 30 days;

•         we fail to perform or observe any other covenant or warranty in the indenture for 60 days after written notice;

•         we fail to convert notes into common shares and for cash at our election upon exercise of a holder’s conversion right and such failure continues for five business days or more;

•         any indebtedness (other than indebtedness which is non-recourse to us or any of our subsidiaries) for money borrowed by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of US$15 million (or the equivalent thereof in any other currency or currency unit) is not paid at final maturity or upon acceleration and such failure is not cured or the acceleration is not rescinded or annulled, within 10 days after written notice as provided in the Indenture;

•         the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us or any of our subsidiaries in excess of US$15 million (or the equivalent thereof in any other currency or currency unit) which remains unstayed, undischarged or unbonded for a period of 60 days;

•         our failure to give notice of a fundamental change as described under “Offer to purchase upon a fundamental change” or notice of a specified corporate transaction as described under “Conversion upon specified corporate transactions” when due;

•         our failure to comply with our obligations under “Consolidation, merger and sale of assets by us”; or

•         certain events involving our bankruptcy, insolvency or reorganization involving us or our subsidiaries.

The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest, including additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of the notes and interest, including additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us or our subsidiaries, principal amount plus interest, including additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of the principal amount of the notes plus interest, including additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

Payments of redemption price, repurchase price, fundamental change repurchase price, principal or interest, including additional interest on the notes, if any, that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date to the extent lawful.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of redemption price, repurchase price, fundamental change repurchase price, principal or interest, including additional interest (in respect of any default in payment under a Note on or after the due date) on the notes, unless:

•         the holder has given the trustee written notice of an event of default;

•         the holders of at least 25% in principal amount of outstanding notes make a written request, and offer indemnity to the trustee reasonably satisfactory to it to pursue the remedy;

•         the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

•         the trustee fails to comply with the request within 60 days after receipt.

Modification and waiver

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected thereby if it would:

•         extend the fixed maturity of any note;

•         reduce the principal amount of, or interest rate on or extend the stated time for payment of interest, including additional interest, if any, payable on, any note;

•         reduce any amount payable upon redemption or repurchase of any note;

•         after the occurrence of a fundamental change, modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders;

•         impair the right of a holder to institute suit for payment on any note;

•         change the currency in which any note is payable;

•         impair the right of a holder to convert any note;

•         reduce the quorum or voting requirements under the indenture;

•         change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

•         change the ranking of the notes in a manner adverse to the holder of the notes;

•         subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•         reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, denomination and registration

The notes are issued:

•         in fully registered form; and

•         in denominations of US$1,000 principal amount and integral multiples of US$1,000.

Global note, book-entry form

The notes are evidenced by one or more global notes, deposited and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and when indirectly they are called “indirect participants.” So long as Cede & Co., DTC’s nominee, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•         not be entitled to have certificates registered in their names;

•         not receive physical delivery of certificates in definitive registered form; and

•         not be considered holders of the global note.

We will pay interest, if any, and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•         for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•         for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•         a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•         a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

We will issue notes in definitive certificate form only if:

•         DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days;

•         an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

•         we have determined in our sole discretion that notes shall no longer be represented by global notes.

Information concerning the trustee

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes and Computershare Trust Company of Canada as Co-Trustee. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

SELLING SECURITYHOLDER

The following table sets forth information as of February 22, 2013, with respect to the selling securityholder for which shares and notes are being registered for sale.  Except for the transactions completed pursuant to the Restructuring Transaction, the selling securityholder has not had any material relationship with us within the past three years.

The number of Class A common shares issuable upon conversion of the notes shown in the table assumes conversion of the full amount of notes held by the selling securityholder at an initial conversion rate of 250 Class A common shares per $1,000 principal amount of notes.  This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time, but will not be more than 4,059,000 in the aggregate for all selling securityholder.

The table below assumes for calculating the selling securityholder’s beneficial percentage ownership that options, warrants and/or convertible securities that are held by such selling securityholder (but not held by any other selling securityholder or person) and are exercisable or convertible within 60 days from the date of this prospectus  have been exercised or converted.  The table also assumes the sale of all of the shares and notes registered for sale by the selling securityholder pursuant to this prospectus.

Securityholder for Which Shares are Being Registered for Sale	Shares Beneficially owned prior to the offering	Shares Registered for Sale	Class A common shares beneficially owned after the offering
			Number of shares	Percentage
Steelhead Navigator Master, L.P.	19,667,244(1)	12,018,265(2)	7,648,979	10.59%

Securityholder for Which Notes are Being Registered for Sale	Notes Beneficially owned prior to the offering (in US$)	Notes Registered for Sale	Notes beneficially owned after the offering
			Notes	Percentage
Steelhead Navigator Master, L.P.	16,236,000(1)	16,236,000	0	0%

(1)   Based solely on Schedule 13D filed by Steelhead with the SEC on December 14, 2012; the reported number does not include 4,059,000 Class A common shares that may be issued upon conversion of our notes.

(2)   Includes 4,059,000 shares that may be issued upon conversion of our 5.50% convertible notes due 2014.

PLAN OF DISTRIBUTION

Each selling securityholder (the “selling securityholder”) of our Class A common shares and notes and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Class A common shares and notes covered by this prospectus (which we refer to in this section as the “securities”) on any securities exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares:

•         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•         block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•         an exchange distribution in accordance with the rules of the applicable exchange;

•         privately negotiated transactions;

•         settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•         in transactions through broker-dealers that agree with the selling securityholder to sell a specified number of such securities at a stipulated price per share;

•         through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•         a combination of any such methods of sale; or

•         any other method permitted pursuant to applicable law.

Our Class A common shares are listed for trading on the TSX Venture under the symbol “GRZ.V” and on the  NYSE MKT under the symbol “GRZ.”  We do not intend to list the notes on any securities exchange.  We cannot provide any assurance as to the liquidity of any trading market for the notes that may develop.

The selling securityholder may also sell securities under Rule 144 or any other exemption from registration available to the selling securityholder under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling securityholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission, in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown, in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the selling securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. The selling securityholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the securities by the selling securityholder.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the securities by the selling securityholder or any other person. We will make copies of this prospectus available to the selling securityholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MATERIAL CHANGES

Restructuring Transaction

During the fourth quarter of 2012, we consummated the restructuring of $101.3 million of our $102.3 million total convertible notes due 2022.  In connection with the restructuring, we paid $33.8 million in cash, and issued $42.2 million in equity (representing 12,412,501 Class A common shares at $3.40 per share), $25.3 million in notes (convertible into common shares under certain circumstances at $4.00 per share) and a contingent value right distributed pro-rata to the participating note holders totaling 5.468% of any award or settlement of our ICSID arbitration.

In the second quarter 2012, pursuant to the terms of the Indenture which gave holders of our notes the right to require us to purchase all or a portion of their notes, holders elected to surrender an aggregate of $16.9 million of the notes to us for cash. At that time, we announced a restructuring agreement (the “Restructuring Agreement”) with our three largest note holders, who held approximately 88% of the outstanding notes; in the third quarter, the next largest note holder became a party to the Restructuring Agreement bringing the total notes subject to the Restructuring Agreement to approximately 98.7% of the notes then outstanding. In the third quarter, we offered the same restructuring terms to the holders of the remaining 1.3% of our outstanding notes (the “Other Note Holders”).

The offer to the Other Note Holders representing approximately 1.3% or $1,080,000 in aggregate principal amount of notes to participate in the restructuring transaction that had been agreed to with the four largest note holders expired in November. As of November 26, 2012, notes in the aggregate amount of $38,000 were tendered by the Other Note Holders. In accordance with the terms of the offer, we accepted all of the tendered notes.

Our four largest note holders received, in the aggregate, $16,875,000 in cash ($15,439,500 was paid in July 2012), 12,406,913 Class A common shares ($42,183,500 at $3.40 per share), $25,308,000 principal amount of our notes and 5.465% contingent value right. The Other Note Holders received, in the aggregate, $12,000 in cash, 5,588 Class A common share ($19,000 at $3.40 per share), $7,000 principal amount of 5.50% convertible notes due 2014 and .003% contingent value right.

In the aggregate, there are now outstanding $1,042,000 principal amount of 5.50% Senior Subordinated Convertible notes, $25,315,000 principal amount of 5.50% convertible notes due 2014, 5.468% contingent value right and approximately 72,211,473 Class A common shares issued and outstanding.

NYSE MKT Delisting Application

In mid-2011, the NYSE MKT made the determination that we no longer complied with the NYSE MKT’s continued listing standards because, following the expropriation of Brisas by the Venezuelan government in 2008, we ceased to be an “operating company” under Sections 1002(c) and 1003(c)(i) of the NYSE MKT’s Company Guide (the “Company Guide”). We appealed that decision and were permitted to work with the staff to submit a plan in October 2011 (the "Plan") to allow us time to regain compliance with the NYSE MKT’s continued listing standards as to operating company status by December 20, 2012.  We received a written notice dated January 3, 2013 that the staff of the NYSE MKT intends to file a delisting application with the SEC to remove our Class A common shares from being listed on the NYSE MKT.

Pursuant to the Plan, we signed and are performing under an agreement, effective April 26, 2012, that granted the Company the right explore and develop (including through earning an undivided 51% interest in) the La Tortuga property, a copper and gold prospect located in Jalisco State, Mexico. We have made substantial expenditures in connection with acquiring, exploring and managing activities with respect to the La Tortuga Property.  We are the operator of the La Tortuga property and had operations in the last three quarters of 2012, continue in 2013. The staff's current position is that we did not adequately remedy our operating company status pursuant to the Plan. On the other hand, we  believe we are now an operating company, as the NYSE MKT interprets such issues.

We also believe that we meet all other continued listing standards of the NYSE MKT. We appealed the staff’s decision on January 10, 2013 and requested an oral hearing before a committee of the NYSE MKT, which hearing will be held on February 28, 2013.  There can be no assurances that our request for continued listing will be granted. During the appeal period, our common shares continue to be listed for trading on the NYSE MKT. We also continue to trade on TSX Venture.  See “Failure to develop or further invest in our La Tortuga property (or acquire or invest in another mining project) could adversely affect future results including the continued listing of our Class A common shares on the NYSE MKT and TSX Venture” in “Risk Factors.”

ARTICLES OF INCORPORATION AND BY-LAWS

Our Articles of Incorporation do not restrict the type of business that we may carry on. A copy of our Articles of Incorporation and our By-laws are contained in Exhibits 3.1 and 3.2 to the Proxy Statement/Joint Prospectus included as a part of our Registration Statement on Form S-4 (Registration No. 333-68061) filed with the SEC on November 27, 1998 and incorporated by reference herein.

CERTAIN TAX  CONSIDERATIONS

Certain Material U.S. Federal Income Tax Considerations for U.S. Holders

Certain U.S. federal income tax considerations.  The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of notes and Class A common shares (collectively, the “Transactions”) by U.S. Holders (defined below).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder.  In addition, this summary does not take into account the U.S. federal income tax consequences related to any facts or circumstances of any particular U.S. Holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences of the Transactions.

Authorities.   This summary is based on the Code, temporary, proposed and final Treasury Regulations promulgated thereunder, published rulings of the Internal Revenue Service (the "IRS"), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof.  All of the authorities on which this summary is based are subject to differing interpretations and could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  In such event, the U.S. federal income tax consequences applicable to a U.S. Holder could differ from those described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders.  For purposes of this summary, a "U.S. Holder" is a beneficial owner of notes and Class A common shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the U.S. can exercise primary supervision over the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996, and validly elected to be treated as a U.S. person.

Non-U.S. Holders.  For purposes of this summary, a "non-U.S. Holder” is a beneficial owner of notes and Class A common shares other than a U.S. Holder.  A non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income tax consequences (including the potential application of and operation of any income tax treaties) of the Transactions.

U.S. Holders subject to special U.S. federal income tax rules not addressed.  This summary applies only to U.S. Holders that hold the notes and Class A common shares as “capital assets” within the meaning of Section 1221 of the Code, and does not purport to deal with U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) are dealers in securities, commodities or currencies, or U.S. Holders that are traders in securities or commodities that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) are subject to the alternative minimum tax under the Code; (f) own notes or Class A common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) acquired notes or Class A common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) hold the notes or Class A common shares other than as capital assets within the meaning of Section 1221 of the Code; or (i) own (directly, indirectly, or constructively) 10% or more, by voting power or value, of our outstanding shares.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the Transactions.

If a partnership holds the notes or Class A common shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  This summary does not address partnerships or partners in partnerships.  A person that is a partner in a partnership holding the notes or Class A common shares should consult its own financial advisor, legal counsel or accountant regarding the tax consequences of the Transactions.

Tax consequences other than U.S. federal income tax consequences to U.S. Holders not addressed.  Other than the discussion of certain Canadian tax consequences set forth below, this summary does not address the consequences arising under U.S. federal estate, gift, or excise tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the consequences of any of these laws on the Transactions.  In addition, this summary does not address the U.S. tax consequences to non-U.S. Holders.  Each non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. tax consequences of the Transactions.

We have determined that we are a "passive foreign investment company" under the Code and, as a result, there may be adverse U.S. tax consequences for U.S. Holders.  U.S. Holders should be aware that we have determined that we were a "passive foreign investment company" (a "PFIC") under Section 1297(a) of the Code for the taxable year ended December 31, 2007, when the convertible notes due 2022 were issued, we have continued to be a PFIC since that time, we expect to be a PFIC for the taxable year ending December 31, 2012, and for the foreseeable future.  As a result, a U.S. Holder generally will be subject to adverse U.S. federal income tax consequences, such as (i) being subject to U.S. federal income tax at the highest rates applicable to ordinary income on at least a portion of any "excess distribution" and gain on the sale of notes and Common Shares, as well as incurring an interest charge on the tax due thereon, or (ii) at the election of the U.S. Holder, current taxation on either (A) certain of our income or gains, regardless of whether any cash representing such income or gain has been distributed, or (B) any increase in the fair market value of the common shares as of the taxable year end, regardless of whether such gain has been realized on a disposition of such common shares.  These adverse U.S. federal income tax consequences are described more fully below.

Additional adverse tax consequences could result to U.S. Holders of notes or Class A common shares for any taxable year in which we are (or were) a PFIC and have one or more non-U.S. subsidiaries that is also a PFIC as to such U.S. Holders.  These adverse U.S. federal income tax consequences are described more fully below.

Under certain circumstances, a U.S. Holder that makes a timely and effective "qualified electing fund election" (a "QEF election") will not be subject to the adverse taxation rules for PFICs discussed above with respect to gains or excess distributions.  Instead, such U.S. Holder will be subject to U.S. federal income tax on its pro rata share of our "net capital gain" and "ordinary earnings" (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by us.  We will satisfy record keeping requirements and supply U.S. Holders with required information under the QEF election rules in the event that we are a PFIC and a U.S. Holder wishes to make a QEF election.  Alternatively, a U.S. Holder may make a "mark-to-market election" (“MTM election”) if we are a PFIC and the Common Shares are "marketable stock" (as specifically defined).  We believe the common shares are "marketable stock" for this purpose.  A U.S. Holder that makes a mark-to-market election generally will include in gross income, for each taxable year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. Holder's adjusted tax basis in such common shares regardless of whether we have made any distributions to the U.S. Holder.

A U.S. Holder of  notes may not make a QEF election with respect to those  notes.  As a result, a U.S. Holder of common shares arising from the conversion of a notes, cannot make a timely and effective QEF election with respect to such shares if we are a PFIC at any time during the period that such U.S. Holder holds the notes, unless, as of the first day of the taxable year immediately following the conversion, such Holder elects to recognize and be taxed under the PFIC rules discussed above on the difference between the fair market value of the common shares and his/her adjusted tax basis in the common shares.  With respect to a U.S. Holder who holds  notes, the holding period with respect to our common shares acquired upon conversion of such notes shall include the period that the notes were held.  The general affect of these rules is that (a) under the adverse taxation rules for PFICs discussed above, excess distributions and gains realized on the disposition of common shares received upon conversion of notes will be spread over the entire holding period for the notes and the common shares acquired thereby and (b) if a U.S. Holder makes a QEF election upon conversion of the notes and receipt of the common shares, that election generally will not be a timely QEF election with respect to such common shares and thus the adverse taxation rules with respect to PFICs discussed above will continue to apply.  However, it appears that a U.S. Holder receiving common shares upon the conversion of  notes should be able to avoid the adverse taxation rules for PFICs discussed above with respect to future excess distributions and gains if such U.S. Holder makes a QEF election effective as of the first day of the taxable year of such U.S. Holder beginning after the receipt of such common shares and such U.S. Holder also makes an election to recognize gain (which will be taxed under the adverse taxation rules for PFICs rules discussed above) as if such common shares were sold on such date at fair market value.  In addition, under the Treasury Regulations, a disposition, other than by exercise, of  notes generally will be subject to the adverse taxation rules for PFICs discussed above.

The determination of whether we and any subsidiary will be a PFIC for a future taxable year will depend on (i) the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and (ii) our assets and income, and our subsidiaries' assets and income, over the course of each taxable year.  As a result, our status and that of any subsidiary as a PFIC in any future taxable year cannot be predicted with certainty as of the date hereof.  However, we expect that we and/or one or more of our subsidiaries will be, or will continue to be, a PFIC for the foreseeable future.  Therefore, the following summary is based on the conclusion that we have been a PFIC since the convertible notes due 2022 were first issued, and the expectation that we will continue to be a PFIC in the future.

Notes

                Taxation of interest

For U.S. federal income tax purposes, stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.  Subject to applicable limitations under the Code and the U.S. Treasury Regulations and subject to the discussion below, any Canadian withholding tax imposed on interest payments in respect of the notes should be treated as a foreign income tax eligible for credit against a U.S. Holder's U.S. federal income tax liability (or, at a U.S. Holder's election, may, in certain circumstances, be deducted in computing taxable income).  Interest paid on the notes will be treated as income from sources outside the U.S.  The Code applies various limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers.  Because of the complexity of those limitations, U.S. Holders should consult their own financial advisor, legal counsel, or accountant with respect to the amount of foreign taxes that can be claimed as a credit.

It is possible that the notes will also be issued with original issue discount (“OID”).  OID exists if the stated redemption price at maturity of the notes (generally all payments required under the notes other than stated interest) exceeds the issue price of the notes by more than a de minimis amount.  The issue price of the notes depends, in part, on whether the Notes are treated as being traded on an “established market” within the 60-day period that ends 30 days after the notes are issued.  The Treasury Regulations define the term “established market” to include a system of general circulation (including computer listings disseminated to subscribing brokers, dealers and traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or prices from actual sales.  The Company understands that the Notes are traded infrequently in transactions arranged through brokers and that market quotations for the Notes are available.  Therefore, it is possible that the Notes will be treated as traded on an established market for purposes of the Treasury Regulations.  If so, the issue price of the notes will equal the market value of the Notes on the date that the notes are issued.  If that market price is less than the stated redemption price at maturity of the notes by more than a de minimis amount, the notes will be considered to be issued with OID.  If the Notes are not treated as traded on an established market, the issue price of the notes should equal the face amount of the notes and, therefore, the notes should not have any OID.

If the notes are issued with more than a de minimis amount of OID, each U.S. Holder will generally be required to include the OID in its income as it accrues, regardless of its regular method of tax accounting, using a constant yield method, possibly before such U.S. Holder receives any payment attributable to such income.

The rules regarding original issue discount are complex.  Accordingly, each U.S. Holder is urged to consult its own financial advisor, legal counsel or accountant regarding the OID rules and their potential application to the notes.

Market Discount and Amortizable Bond Premium

A U.S. Holder that acquired a note at a “market discount,” that is, at a price less than the notes' stated redemption price at maturity (generally, the sum of all payments required under the notes other than payments of stated interest), may be affected by the market discount rules of the Code.  Subject to a de minimis exception, the market discount rules generally require a U.S. Holder who acquired the notes at a market discount to treat any principal payment on the notes and any gain recognized on any disposition of the notes as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of the principal payment or the disposition of the notes.  In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of notes as of the time of acquisition, or, at the election of the U.S. Holder, on a constant yield basis.  An election to apply the constant yield method applies only to the notes with respect to which it is made and it may not be revoked.

A U.S. Holder of the notes acquired at a market discount also may elect to include the market discount in income as it accrues, rather than deferring the income inclusion until the time of a principal payment or the disposition of the notes.  If a U.S. Holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on the notes would not apply, and the U.S. Holder’s tax basis in the notes would be increased by the amount of the market discount included in income at the time it accrues.  However, because we have been and expect to continue to be a PFIC, any gain on the disposition of the notes will nonetheless still be treated as ordinary income as discussed above.  This election would apply to all market discount obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and could not be revoked without the consent of the IRS.

A U.S. Holder may be required to defer until maturity of the notes (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry the notes with market discount, unless the U.S. Holder elects to include market discount in income on a current basis.

If a U.S. Holder acquired the notes for a price that exceeded the notes' stated redemption price at maturity, the U.S. Holder generally will be considered to have acquired the notes with “amortizable bond premium.”  A U.S. Holder may elect to amortize amortizable bond premium on a constant yield basis.  The amount amortized in any year generally will be treated as a deduction against the U.S. Holder’s interest income on the notes.  If the amortizable bond premium allocable to a year exceeds the amount of interest income allocable to that year, the excess is allowed as a deduction for that year but only to the extent of the U.S. Holder’s prior inclusions of interest income (net of any deductions for bond premium) with respect to the notes.  The premium on the notes held by a U.S. Holder that does not make the amortization election will decrease the gain or increase the loss otherwise recognizable on the disposition of the notes.  The election to amortize the premium on a constant yield basis generally applies to all bonds held by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

                Conversion of  notes

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of the notes into common shares, except with respect to (i) cash received in lieu of a fractional common share, or (ii) common shares that are attributable to accrued but unpaid interest not previously included in gross income.  To the extent the Company pays cash to a U.S. Holder upon a conversion of the notes instead of delivering common shares, such U.S. Holder should recognize gain or loss, if any, in the same manner as described below under "Sale, Retirement or Other Taxable Disposition of the notes."  Cash received in lieu of a fractional common share upon conversion will be treated as a payment in exchange for such fractional share.  Accordingly, the receipt of cash in lieu of a fractional common share generally will be treated as described below under "— The Common Shares."  Amounts that are attributable to accrued but unpaid interest generally will be taxable to the U.S. Holder as ordinary interest income to the extent not previously included in gross income.

A U.S. Holder's initial tax basis in the common shares received on conversion of the notes will be the same as the U.S. Holder's adjusted tax basis in the notes at the time of conversion, reduced by any tax basis allocable to a fractional share treated as exchanged for cash.  However, the tax basis of common shares received upon a conversion with respect to accrued but unpaid interest should equal the fair market value of such common shares.  The holding period for the common shares received on conversion generally will include the holding period of the notes that are converted.  To the extent any common shares issued upon a conversion are allocable to accrued interest, however, the U.S. Holder's holding period for such common shares may commence on the day following the date of delivery of the common shares.

                Constructive dividends

The conversion rate of the notes is subject to adjustment under certain circumstances.  Under Section 305 of the Code, adjustments to the conversion rate that increase a U.S. Holder's proportionate share of our assets or our earnings may in certain circumstances result in a constructive dividend that is taxable to such U.S. Holder to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  Generally, an increase in the conversion rate pursuant to a bona-fide reasonable formula that has the effect of preventing the dilution of the interest of U.S. Holders in the notes will not be considered to result in a constructive dividend.  However, certain adjustments provided in the notes (including, without limitation, adjustments to the conversion rate of the notes in connection with cash dividends to our shareholders) will not qualify as being pursuant to a bona-fide reasonable formula.  If such adjustments are made, a U.S. Holder will, to the extent of our current and accumulated earnings and profits, be deemed to have received a constructive dividend even though such U.S. Holder has not received any cash or property as a result of the adjustment.  In addition, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to a constructive dividend to U.S. Holders of shares of common shares.

                Sale, Retirement or Other Taxable Disposition of the Notes

Upon a sale, taxable exchange, retirement, redemption, repurchase or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received upon such taxable disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income, if not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the notes at that time.

Loss realized by a U.S. Holder on the sale, taxable exchange, retirement or other taxable disposition of  notes generally will be treated as U.S. source capital loss, and will be long-term capital loss if, at the time of sale, exchange, retirement or other taxable disposition, the notes have been held for more than one year; otherwise, the capital loss will be short-term.  The deductibility of capital losses is subject to limitations.

Since we are, have been, and expect to continue to be a PFIC, a U.S. Holder generally will, upon disposition of the notes at a gain, be liable to pay U.S. federal income tax at the highest tax rate on ordinary income in effect for each year to which the income is allocated plus interest on the tax, as if the gain had been recognized ratably over each day in the U.S. Holder's holding period for the notes while we were a PFIC.

The Common Shares

                Passive foreign investment company (“PFIC”)

We have determined that we were a PFIC under Section 1297(a) of the Code for the taxable year ended December 31, 2007, when the notes due 2022 were issued, we have continued to be a PFIC since that time, and we expect to be a PFIC for the taxable year ending December 31, 2012, and for the foreseeable future.  Accordingly, special U.S. federal income tax rules apply to the acquisition, ownership and disposition of common shares.

Sections 1291 through 1298 of the Code contain special rules applicable to foreign corporations that are PFICs.  A foreign corporation will be considered a PFIC if 75% or more of its gross income (including a pro rata share of the gross income of any company (United States or foreign) in which the corporation is considered to own 25% or more of the shares by value) in a taxable year is passive income (the "Income Test").  Alternatively, a foreign corporation will be considered a PFIC if at least 50% of the assets (averaged over the four quarter ends for the year) of the corporation (including a pro rata share of the assets of any company of which the corporation is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income (the "Asset Test").

For the taxable year ended December 31, 2011, we determined that we were a PFIC under the Income Test.  In addition, we expect that we will be a PFIC under the Income Test for the taxable year ending December 31, 2012, and, as a result, will be treated as a PFIC for such taxable year.  The determination of whether we and any of our subsidiaries will be a PFIC for a taxable year depends on (i) the application of complex U.S. federal income tax rules, which are subject to differing interpretations, and (ii) our, and our subsidiaries’, assets and income over the course of each such taxable year.  As a result, whether we and any of our subsidiaries will be PFICs for any taxable year cannot be predicted with certainty as of the date of this prospectus.  Accordingly, there can be no assurance that we and any of our subsidiaries will or will not be a PFIC for any taxable year.  However, we expect that we will continue to be a PFIC for each subsequent taxable year prior to the year any production begins, and this summary is based on that expectation.

For taxable years in which we are a PFIC, each U.S. Holder, in the absence of an election by such U.S. Holder to treat the Company as a "qualified electing fund" (i.e., a QEF election), or an election by such U.S. Holder to "mark-to-

market" his or her common shares (i.e., an "MTM election"), as discussed below, will, upon certain distributions by the Company or upon disposition of the common shares at a gain, be liable to pay U.S. federal income tax at the highest tax rate on ordinary income in effect for each year to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over each day in the U.S. Holder's holding period for the common shares while we were a PFIC.

A U.S. Holder who owns the common shares during a period when we are a PFIC will be subject to the foregoing PFIC rules, even if we ceases to be a PFIC, unless such U.S. Holder makes a QEF election in the first year of the U.S. Holder's holding period for the common shares and in which we are considered a PFIC (a "timely QEF election").  A U.S. Holder who makes such a timely QEF election will be entitled to treat any future gain on the sale of the common shares as capital gain.  Additionally, a U.S. Holder who makes a QEF election will, for each taxable year we are a PFIC, include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of any of our net capital gain as long-term capital gain, subject to a separate election to defer payment of taxes (which deferral is subject to an interest charge).  For the U.S. Holder to make the QEF election, we must agree to supply annually to the U.S. Holder the "PFIC Annual Information Statement" described in Treasury Regulations and permit the U.S. Holder access to certain information in the event of an audit by the U.S. tax authorities.  We will prepare and make the statement available to U.S. Holders, and will permit access to the information.

Treasury Regulations provide that a holder of an option, warrant or other right to acquire stock of a PFIC, such as a convertible note, may not make a QEF election that will apply to the convertible note or to the stock subject to the convertible note.  Under Treasury Regulations, if a U.S. Holder holds a note that is convertible into stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon conversion of the note shall include the period that the convertible note was held.  The general effect of these rules is that (a) under the adverse taxation rules for PFICs discussed above, excess distributions and gains realized on the disposition of common shares in a PFIC received upon conversion of convertible notes will be spread over the entire holding period for the notes and the common shares acquired thereby and (b) if a U.S. Holder makes a QEF election upon conversion of the notes and receipt of the common shares, that election generally will not be a timely QEF election with respect to such common shares and thus the adverse taxation rules with respect to PFICs discussed above will continue to apply.

Therefore, U.S. Holders that receive common shares upon the conversion of  notes and will not be able to make a timely QEF election with respect to such common shares.  However, it appears that U.S. Holders receiving common shares upon the conversion of notes should be able to avoid the adverse taxation rules for PFICs discussed above with respect to future excess distributions and gains if such U.S. Holders make a QEF election effective as of the first day of the taxable year of such U.S. Holders beginning after the receipt of such common shares and such U.S. Holders also makes an election to recognize gain (which will be taxed under the adverse taxation rules for PFICs rules discussed above) as if such common shares were sold on such date at fair market value (a "Gain Recognition Election").

A U.S. Holder who receives common shares upon the conversion of  notes and makes a Gain Recognition Election as described above and a QEF election effective as of the first day of the taxable year of such U.S. Holder beginning after the receipt of such common shares (and complies with certain U.S. federal income tax reporting requirements), should not have any material adverse U.S. federal income tax consequences as a result of the QEF election if we have no ordinary earnings or net capital gains during such taxable year.  We currently expect that we will not have any ordinary earnings or net capital gains in future years in which we may be a PFIC.  However, no assurance can be given as to this expectation.  Each U.S. Holder is urged to consult its own financial advisor, legal counsel, or accountant concerning the application of the U.S. federal income tax rules governing PFICs to its particular circumstances.

Each U.S. Holder choosing to make a QEF election would be required annually to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with such U.S. Holder's timely filed U.S. federal income tax return (or directly with the IRS if the U.S. Holder is not required to file an income tax return).  Such U.S. Holder must include on IRS Form 8621 its income as reflected in the PFIC Annual Information Statement it receives from us.  If we determine that we were a PFIC during the taxable year, within two months after the end of each such taxable year we will make available the PFIC Annual Information Statement.

As part of the Hiring Incentives to Restore Employment Act of 2010 (the “Act”), new reporting requirements were added under Section 1298(f) of the Code for U.S. persons who are shareholders in a PFIC (the “Section 1298(f) Requirements”).  The Internal Revenue Service and Treasury are developing further guidance regarding these reporting requirements.  In the interim, the Section 1298(f) Requirements are suspended pending release of a subsequent revision of Form 8621, modified to reflect the requirements of Section 1298(f), as set forth in guidance to be included in future

Treasury Regulations.  You should consult your financial advisor, legal counsel, or accountant regarding the specific reporting obligations to you (including as a result of the Act).

As an alternative to the QEF election, a U.S. Holder may make an MTM election with respect to the common shares.  The MTM election requires that the PFIC stock in question be "marketable stock" as defined under the rules governing the MTM election.  The common shares currently are marketable stock as required under the MTM rules.  If a U.S. Holder makes the MTM election, it must recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year (or actual disposition of the common shares) between the fair market value of the common shares and the adjusted tax basis in the common shares.  Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. Holder under the election for prior taxable years.  If the U.S. Holder makes the MTM election, distributions from us with respect to the common shares will be treated as if we are not a PFIC, except that the lower tax rate on dividends for U.S. Holder that are individuals would not be applicable.

In addition, special rules would apply to U.S. Holders of the common shares for any taxable year in which we are a PFIC and have one or more subsidiaries that is also a PFIC as to such U.S. Holder (a "Subsidiary PFIC").  In such case, U.S. Holders of the common shares generally would be deemed to own their proportionate interest in any Subsidiary PFIC and be subject to the PFIC rules with respect to such Subsidiary PFIC regardless of the percentage ownership of such U.S. Holders in us.  If one of our subsidiaries is a PFIC and a U.S. Holder does not make a QEF election as to such subsidiary, as described above, the U.S. Holder could incur liability for the deferred tax and interest charge described above if the Subsidiary PFIC makes a distribution, or an interest in the Subsidiary PFIC is disposed of in whole or in part, or the U.S. Holder disposes of all or part of its common shares.  A QEF election must be made separately for each PFIC and thus a QEF election made with respect to the us will not apply to any Subsidiary PFIC.  If one of our subsidiaries is a PFIC, a QEF election for such subsidiary could accelerate the recognition of taxable income and may result in the recognition of ordinary income.  Additionally, a U.S. Holder of common shares that has made a MTM election for his or her common shares could be subject to the PFIC rules with respect to the income of a Subsidiary PFIC even though the value of the Subsidiary PFIC has already been subject to tax as a result of the MTM election.  A MTM election would not be permitted for a Subsidiary PFIC.

Due to the complexity of the PFIC, QEF and MTM elections rules, a U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding our and our subsidiaries’ status as PFICs and the eligibility, manner and advisability of making a QEF election or a MTM election and how the PFIC rules may affect the U.S. federal income tax consequences of a U.S. Holder's acquisition, ownership and disposition of notes and common shares.

Information Reporting; Backup Withholding Tax

In general, interest payments, dividend payments, other taxable distributions on the common shares, proceeds from the disposition of common shares or notes, and other so-called “reportable payments” as defined by the Code paid by a U.S. paying agent or other U.S. intermediary to a non-corporate U.S. Holder may be subject to information reporting to the IRS and possible U.S. backup withholding (currently imposed at a rate of 28%). Backup withholding generally would not apply to a U.S. Holder that timely furnishes a correct taxpayer identification number and makes any other required certifications or if the U.S. Holder is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or a substitute Form W-9.

Amounts withheld as backup withholding may be credited against the U.S. Holder’s U.S. federal income tax liability. Additionally, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding regime by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

The foregoing summary does not discuss all aspects of U.S. taxation that may be relevant to particular U.S. Holders in light of their particular circumstances and income tax situations.  U.S. Holders should consult their own financial advisors, legal counsels, or accountants as to the particular tax consequences to them of the Transactions, including the effect of any US federal, state, local, foreign or other tax laws.

Certain Material Canadian Federal Income Tax Considerations

The following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations applicable to a beneficial Holder who acquires our notes or our Class A common shares (“common shares”) from selling securityholder as contemplated by this prospectus.

This summary is based upon the current provisions of the Income Tax Act (Canada) and the regulations thereunder (the “Canadian Tax Act”), specific proposals to amend the Canadian Tax Act (the “Tax Proposals”) which have been announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not take into account or anticipate any other changes in law, whether by way of judicial, legislative or governmental decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed in this prospectus. No assurances can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed in this prospectus.

This summary is of a general nature only and is limited to Canadian federal income tax considerations.  This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax consequences to any particular prospective Holder are made. Accordingly, Holders should consult their own tax advisors for advice with respect to the tax consequences to them.

For the purposes of the Canadian Tax Act, all amounts arising in respect of the notes or the common shares must generally be translated into Canadian dollars based on the applicable noon rate quoted by the Bank of Canada for the day on which the amounts arise or another rate of exchange that is acceptable to the Minister of National Revenue (Canada).

Holders resident in Canada

This portion of the summary is applicable only to a beneficial Holder who, at all relevant times, for the purposes of the Canadian Tax Act (i) is resident in Canada; (ii) deals at arm’s length with, and is not affiliated with, us or any person from whom the notes or common shares are acquired; and (iii) holds any common shares or notes as capital property (a “Resident Holder”). Any common shares or notes will generally be considered to be capital property to a Resident Holder unless the Resident Holder holds such properties in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Holders whose notes or common shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Canadian Tax Act to have such notes or common shares and every other “Canadian security” (as defined by the Canadian Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Holders should consult their own advisors in light of their own circumstances in determining whether the notes or common shares will be capital property to them for purposes of the Canadian Tax Act.

This summary is not applicable to a Holder that is a “financial institution” (as defined in the Canadian Tax Act for purposes of the mark-to-market rules), a Holder that is a “specified financial institution” or a Holder an interest in which is a “tax shelter investment” (all as defined in the Canadian Tax Act). Such Holders should consult their own tax advisors having regard to their particular circumstances.

Taxation of interest

A Resident Holder that is a corporation, partnership, unit trust or trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on a note that accrues or is deemed to accrue to the Resident Holder to the end of that taxation year or becomes receivable or is received by the Resident Holder before the end of that taxation year, except to the extent that such interest was otherwise included in the Resident Holder’s income for a preceding taxation year.

Any other Resident Holder, including an individual and trusts of which neither a corporation nor a partnership is a beneficiary, will be required to include in income for a taxation year any interest on a note received or receivable by such Resident Holder in that year (depending upon the method regularly followed by the Resident Holder in computing income), except to the extent that the interest was included in the Resident Holder’s income for a preceding taxation year. In addition, if at any time a note should become an “investment contract” (as defined in the Canadian Tax Act) in relation to the Resident Holder, such Resident Holder will be required to include in computing income for a taxation year any interest that accrued or is deemed to accrue to the Resident Holder on a note to the end of any “anniversary day” (as defined in the Canadian Tax Act) in that year, except to the extent that such interest was otherwise included in the Resident Holder’s income for that or a preceding taxation year.  To the extent that the Resident Holder becomes entitled to accrued interest that relates to a period that is before the date the note is acquired, the Resident Holder will be entitled to a deduction in computing income to the extent that the accrued interest was included in the Resident Holder's income and the cost of the note to the Resident Holder will not include any portion of the cost otherwise determined that is attributable to such accrued interest.

Exercise of conversion privilege

A Resident Holder who converts a note to common shares pursuant to the conversion privilege will not be considered to realize a capital gain (or capital loss) on the conversion. The cost to the Resident Holder of the common shares acquired on the conversion will be equal to the Resident Holder’s adjusted cost base of the note immediately before the conversion. The adjusted cost base to the Resident Holder of the common shares acquired on the conversion will be determined by averaging the cost of the common shares so acquired with the adjusted cost base of all other common shares held by such Resident Holder as capital property. Under the current administrative practice of the CRA, a Resident Holder who receives cash not in excess of $200 in lieu of a fraction of a common share upon conversion of a note may either treat this amount as proceeds of disposition of a portion of a note (thereby realizing a capital gain or capital loss) or alternatively may reduce the adjusted cost base of the common shares received on the conversion by the amount of the cash received.

Disposition of notes

On a disposition or deemed disposition of a note, whether on redemption, purchase for cancellation or otherwise, a Resident Holder will generally be required to include in income the amount of interest accrued or deemed to accrue on the note from the date of the last interest payment to the date of disposition to the extent that such amount has not otherwise been included in the Resident Holder’s income for the taxation year or a previous taxation year. In general, a disposition or deemed disposition of a note will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any accrued interest and any other amount included in computing income and any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the note to the Resident Holder immediately before the disposition.  Such capital gains and capital losses will be subject to tax in the manner described herein under the sub-heading “Capital gains and losses.”

A Resident Holder that is a “Canadian controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts of interest and taxable capital gains. A Resident Holder that is an individual, including most trusts, may be liable for alternative minimum tax as a result of realizing a capital gain.

Disposition of common shares

A Resident Holder who disposes of or is deemed to have disposed of a common share will realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the common share exceed (or are exceeded by) the aggregate of the adjusted cost base of such common share and any reasonable expenses associated with the disposition.  In certain circumstances, the amount of any resulting capital loss must be reduced to the extent of any dividends or deemed dividends received by the Resident Holder on the common share, to the extent and under the circumstances set forth in the detailed provisions of the Canadian Tax Act.  Such capital gains and capital losses will be subject to tax in the manner described herein under the sub-heading “Capital gains and losses.”

Capital gains and losses

One-half of the amount of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year generally must be included in the Resident Holder’s income for that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year may generally be deducted from taxable capital gains realized by the Resident Holder in that year.  Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Canadian Tax Act.

Dividends on common shares

Dividends (including deemed dividends) received on common shares by a Resident Holder who is an individual (and certain trusts) will be included in income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from taxable Canadian corporations. An enhanced dividend tax credit will be available in respect of “eligible dividends” (as defined in the Canadian Tax Act) paid by us. Taxable dividends received by Resident Holders that are individuals and certain trusts may give rise to alternative minimum tax under the Canadian Tax Act.

Dividends (including deemed dividends) received on common shares by a Resident Holder that is a corporation will be included in income and normally will be deductible in computing such corporation’s taxable income. However, the Canadian Tax Act will generally impose a 33 1/3% refundable tax on such dividends received by a corporation that is a "private corporation" or a "subject corporation" for purposes of Part IV of the Canadian Tax Act to the extent that such dividends are deductible in computing the corporation’s taxable income.

Holders not resident in Canada

This portion of the summary is applicable to a beneficial Holder who, at all relevant times for purposes of the Canadian Tax Act, (i) is not resident or deemed to be resident in Canada, (ii) deals at arm’s length with us and with any resident of Canada (or deemed resident of Canada) to whom the notes are disposed of by the Holder, (iii) holds common shares or notes as capital property (iv) does not use or hold, and is not deemed to use or hold such properties in the course of carrying on, or otherwise in connection with, a business in Canada; and (v) is neither a “specified shareholder”, as defined for the purposes of the thin-capitalization rules contained in subsection 18(4) of the Canadian Tax Act, of our company nor a person that does not deal at arm’s length with such a “specified shareholder” of our company (a “Non-Resident Holder”). Any common shares or notes will generally be considered to be capital property to a Non-Resident Holder unless the Non-Resident Holder holds such properties in the course of carrying on a business or has acquired them in a transaction or transactions considered to be an adventure in the nature of trade.  Non-Resident Holders should consult their own advisors in light of their own circumstances in determining whether the notes or common shares will be capital property to them for purposes of the Canadian Tax Act.

Except as expressly provided, this summary does not deal with special situations, such as particular circumstances of traders or dealers in securities, tax exempt entities, insurers, and financial institutions.

Acquisition, holding and disposition of notes

Although the matter is not entirely free from doubt, the modified  notes should be considered to be the same obligations as the original notes that were issued in May, 2007 for Canadian tax purposes.  Accordingly, Canadian non-resident withholding tax should not apply to the payment or credit to a Non-Resident Holder by us under the notes of interest (including, without limitation, additional amounts, if any), or the proceeds received by a Non-Resident Holder at maturity or on a disposition (including a redemption or purchase) of a note or on conversion of a note.

In general, a Non-Resident Holder will not be subject to Canadian income tax on capital gains arising on a disposition or deemed disposition of a note unless the note constitutes “taxable Canadian property” to the Non-Resident Holder, and the Non-Resident Holder is not entitled to relief under the provisions of an applicable income tax treaty or convention. For this purpose, provided that common shares are listed on a "designated stock exchange" (which currently includes the TSX), the notes held by a particular Non-Resident Holder generally will not constitute taxable Canadian property unless at any time during the 60-month period immediately preceding the disposition of the notes (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm's length, or the Non-Resident Holder together with such persons, owned 25% or more of the issued shares of any class or series of our capital stock; and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from certain resource properties, timber resource properties or real or immovable properties situated in Canada (or a combination thereof).  By reason of the Canada United States Income Tax Convention (the "Convention"), even if a note constitutes taxable Canadian property to a particular Non-Resident Holder that is entitled to the full benefits of the Convention, no tax will generally be payable under the Canadian Tax Act on a capital gain realized on the disposition of such note by such Non-Resident Holder.

Exercise of conversion privilege

The conversion of notes into common shares on the exercise of the conversion privilege by a Non-Resident Holder will not constitute a disposition of the notes and, accordingly, a Non-Resident Holder will not realize a gain or loss on such conversion.

Acquisition, holding and disposition of common shares

Dividends on common shares paid or credited to a Non-Resident Holder by us are subject to Canadian non-resident withholding tax at the rate of 25%, subject to a reduction of such rate under an applicable income tax convention. Where the Non-Resident Holder is a resident of the United States and is entitled to the full benefits of the Convention, the rate of withholding tax on such dividends is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a Non-Resident Holder that is a corporation beneficially owning at least 10% of our voting stock). Under the Convention, dividends paid by us to certain religious, scientific, charitable, certain other tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold such tax from dividends paid to such organizations. If qualifying organizations fail to follow the required administrative procedures, we will be required to withhold tax and the organizations will have to file with the CRA a claim for refund to recover amounts withheld.

A Non-Resident Holder will generally not be subject to tax under the Canadian Tax Act in respect of a capital gain realized on the disposition of a common share unless the common share constitutes “taxable Canadian property” as defined in the Canadian Tax Act at the time of the disposition. A common share that is listed on a designated stock exchange (which currently includes the TSX) will generally not be taxable Canadian property to a Non-Resident Holder unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with such persons, owned 25% or more of the issued shares of any class or series of our capital stock and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from certain resource properties, timber resource properties or real or immovable properties situated in Canada (or a combination thereof).  In addition, in certain other circumstances set out in the Canadian Tax Act, common shares could be deemed to be taxable Canadian property.  By reason of the Convention, even if a common share constitutes taxable Canadian property to a particular Non-Resident Holder that is entitled to the full benefits of the Convention, no tax will generally be payable under the Canadian Tax Act on a capital gain realized on the disposition of such common share by such Non-Resident Holder, provided the value of such common share at the time of disposition is not derived principally from “real property situated in Canada” as defined in the Convention.

WHERE YOU CAN FIND INFORMATION

We are subject to the informational requirements of the Exchange Act and we file reports and other information with the SEC.

You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site at http://www.sec.gov  that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC.

LEGAL MATTERS

The validity of the notes offered by this prospectus has been passed upon for us by Baker & McKenzie LLP.  The validity of the Class A common shares offered by this prospectus has been passed upon for us by Austring, Fendrick & Fairman.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from our annual report on Form 10-K filed with the SEC on March 15, 2012 have been audited by PricewaterhouseCoopers LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, covering the securities offered by this prospectus.  This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

The SEC allows us to "incorporate by reference" the information we file with them.  This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference into this prospectus the following documents:

•         Our annual report on Form 10-K, as amended, for our fiscal year ended December 31, 2011;

•         Our reports on Form 6-K filed on May 30, 2012,  May 31, 2012, June 4, 2012, June 29, 2012, July 5, 2012, August 28, 2012, September 18, 2012, November 29, 2012, December 6, 2012 and January 4, 2013;

•         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

•         The description of Capital Stock set forth in the Registration Statement on Form F-10 (File No. 333-142655) filed on May 7, 2007.

In particular, we incorporate by reference our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, beginning on page 24 of the Annual Report. In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

In addition, any future filings made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities made under this prospectus, and any future reports on Form 6-K furnished by us to the SEC during such period or portions thereof that are identified in such forms as being incorporated into the registration statement of which this prospectus forms a part, shall be considered to be incorporated in this prospectus by reference and shall be considered a part of this prospectus from the date of filing of such documents.

We will provide, without charge upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus. Requests should be directed to Douglas J. Belanger, Gold Reserve Inc., 926 W. Sprague Avenue, Suite 200, Spokane, Washington 99201, (Tel: 509-623-1500).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information.  This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.   Indemnification of Directors and Officers.

The only statutes, charter provisions, bylaws, contracts or other arrangements under which a director or officer of the registrant is insured or indemnified in any manner against liability which such officer of director may incur in such capacity is Section 126 of the Yukon Business Corporations Act and Sections 7.02 through 7.04 of the registrant’s bylaws. Taken together, the statutory and bylaw provisions generally allow the Registrant to indemnify its directors or officers against liability and expenses if the officer or director seeking indemnity (a) acted honestly and in good faith with a view to the best interest of the Registrant, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the officer or director had reasonable grounds for believing the conduct was lawful. Such statutory and bylaw provisions also allow officers and directors to seek indemnity if they have (i) fulfilled the requirements for (a) and (b), (ii) are fairly and reasonably entitled to indemnity, and (iii) were substantially successful on the merits in the defense of the action or proceeding.

YUKON LAW

Section 126 of the Act is set forth in its entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the Act.

126.(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify directors or officers of the corporation, former directors or officers of the corporation or persons who act or acted at the corporation’s request as directors or officers of a body corporate of which the corporation is or was a shareholder or creditor, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of that corporation or body corporate, if:

                                (a)           they acted honestly and in good faith with a view to the best interests of the corporation; and

                                (b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

                (2)           A corporation may with the approval of the Supreme Court indemnify persons referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which they are made party by reason of being or having been directors or officers of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by them in connection with the action if they fulfill the conditions set out in paragraphs (1)(a) and (b).

                (3)           Despite anything in this section, persons referred to in subsection (1) are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by them in connection with the defense of any civil, criminal or administrative action or proceeding to which they are made party because they are or have been directors or officers of the corporation or body corporate, if the person seeking indemnity:

                                (a)           was substantially successful on the merits in the defense of the action or proceeding;

                                (b)           fulfills the conditions set out in paragraphs (1)(a) and (b); and

                                (c)           is fairly and reasonably entitled to indemnity.

                (4)           A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by them:

                                (a)           in their capacity as a director or officer of the corporation, except when the liability relates to their failure to act honestly and in good faith with a view to the best interests of the corporation; or

                                (b)           in their capacity as a director or officer of another body corporate if they act or acted in that capacity at the corporation’s request, except when the liability relates to their failure to act honestly and in good faith with a view to the best interests of the body corporate.

                (5)           A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

                (6)           On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

Sections 7.02 through 7.04 of the Registrant’s bylaws are set forth in their entirety as follows. All capitalized terms used herein but not otherwise defined shall have the meanings as set forth in the Registrant’s bylaws.

7.02        Limitation of Liability

                Subject to the Act, no director or officer, or former director or officer, of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interest of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Any repeal or modification of the foregoing provisions of this paragraph 7.02 shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the foregoing provisions of this paragraph 7.02, a director or officer shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

7.03        Indemnity

                Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

                (a)           he acted honestly and in good faith with a view to the best interests of the Corporation; and

                (b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

                The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by law. The Corporation may indemnify any employee or agent of the Corporation to the fullest extent permitted by law. In addition to the circumstances in which a director or officer of the Corporation is indemnified as set forth in the foregoing provisions of this paragraph 7.03, a director or officer shall be indemnified by the Corporation to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

7.04        Insurance

                The Corporation may, subject to and in accordance with the Act, purchase and maintain insurance for the benefit of any director or officer, or former director or officer, of the Corporation as such against any liability incurred by him. The Corporation may provide such insurance to directors and officers regardless of whether such directors and officers are indemnified pursuant to paragraph 7.03 above.

The registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable.

Item 9. Exhibits.

(a)           Exhibits

Exhibit Number	Description

4.1

Indenture, dated May 18, 2007, by and among Gold Reserve Inc., and The Bank of New York Mellon, as successor in interest to The Bank of New York, as Trustee and the Co-Trustee named therein, incorporated by reference to Exhibit 7.1 to Gold Reserve’s Registration Statement on Form F-10 (File 333-142944) filed with the SEC on May 14, 2007

4.2

First Supplemental Indenture, dated as of December 4, 2012, among Gold Reserve Inc., U.S. National Bank Association, as Trustee, and Computershare Trust Company of Canada, as Co-Trustee filed with the SEC on Form 6-K on December 6, 2012

5.1	Opinion of Baker & McKenzie LLP (U.S. counsel to the Company)
5.2	Opinion of Austring, Fendrick & Fairman (Yukon counsel to the Company)
23.1	Consent of Baker & McKenzie LLP (incorporated by reference to Exhibit 5.1 to this registration statement).
23.2	Consent of Austring, Fendrick & Fairman (incorporated by reference to Exhibit 5.2 to this registration statement).
23.3	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney (included as part of the signature page hereto)

Item 10. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)           That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXPENSES

We will incur the following expenses in connection with the registration of the securities offered by the selling securityholder:

Legal Fees and Expenses................................................................................................................................................	$25,000.00
Accounting Fees and Expenses.....................................................................................................................................	$10,000.00
SEC Registration Fee.......................................................................................................................................................	$5,232.00
Printing Expenses.............................................................................................................................................................	$--
TOTAL..........................................................................................................................................................................	$40,232.00

All amounts shown are estimates, except for the amount of the SEC registration fee.  Any selling commissions, brokerage fees, applicable transfer taxes, and fees and disbursements of counsel for the selling securityholder are payable by the selling securityholder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on February 25, 2013.

GOLD RESERVE INC.

By: /s/ Rockne J. Timm

Rockne J. Timm

Chief Executive Officer

February 25, 2013

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rockne J. Timm and Robert A. McGuinness, and each of them with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and pre- and post-effective amendments) to this registration statement and any additional registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Rockne J. Timm Rockne J. Timm	Chief Executive Officer and Director	February 25, 2013

/s/ Robert A. McGuinness Robert A. McGuinness	Vice President of Finance, Chief Financial Officer, and its Principal Financial and Accounting Officer	February 25, 2013

/s/ A. Douglas Belanger A. Douglas Belanger	President and Director	February 25, 2013

/s/ James P. Geyer James P. Geyer	Director	February 25, 2013

/s/ James H. Coleman James H. Coleman	Non-Executive Chairman and Director	February 25, 2013

/s/ Patrick D. McChesney Patrick D. McChesney	Director	February 25, 2013

/s/ Chris D. Mikkelsen Chris D. Mikkelsen	Director	February 25, 2013

/s/ J.C. Potvin J.C. Potvin	Director	February 25, 2013

Exhibit 5.1

February 25, 2013

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon Territory (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) relating to $16,236,000 aggregate principal amount of the Company’s 5.50% Senior Subordinated Convertible Notes due 2014 of the Company (the “Notes”), 4,059,000 of the Company’s Class A common shares issuable upon conversion of the Notes, and 7,959,265 of the Company’s Class A common shares, no par value per share, all of which securities are registered under the Registration Statement for resale by the selling securityholder named in the Prospectus included in the Registration Statement (the “Resale Offer”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the restated articles of incorporation and bylaws of the Company, (ii) resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Notes and other securities registered under the Registration Statement and related matters (the “Resolutions”), (iii) the Registration Statement and all exhibits thereto, (iv) the Indenture, dated May 18, 2007, between the Company and U.S. Bank National Association, as successor trustee to The Bank of New York Mellon (f/k/a The Bank of New York), and ComputerShare Trust Company of Canada, as successor co-trustee to BNY Trust Company of Canada, as supplemented by the First Supplemental Indenture by and among the Company, U.S. Bank National Association, as trustee, and , and ComputerShare Trust Company of Canada, as co-trustee, dated as of December 4, 2012, providing for the issuance of the Notes (the “Indenture”), and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each natural person signing any document reviewed by us had the legal capacity to do so, (v) any document under which, if applicable, the Notes may be issued have been or will have been duly authorized, executed and delivered by persons with authority to sign in such capacity, and (vi) each of the Indenture and the Notes do not violate Yukon law insofar as such laws affect the enforceability of the Notes.  We have also assumed that prior to the commencement of the Resale Offer, the Registration Statement will have become effective under the Securities Act and the Indenture is qualified under the Trust Indenture Act of 1939, as amended.

Based on the foregoing, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the indentures, supplemental indentures or documents evidencing the Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the laws of the State of New York, and we do not express any opinions as to the laws of any other jurisdiction or securities matters. With respect to all matters of Yukon law, we note that you are being provided with the opinion, dated on or about the date hereof, of Austring, Fendrick & Fairman, Yukon counsel to the Company.  For purposes of our opinion, we have assumed that the Company has been duly incorporated and is a validly existing corporation under Yukon law and that, where applicable, the issuance or delivery by the Company of any Class A common shares upon conversion or otherwise pursuant to the terms of the Notes will be duly authorized, executed, authenticated, issued and delivered by the Company in accordance with Yukon law and pursuant to the authority granted in the Resolutions and that such authority will remain in effect at all relevant times. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Notes or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. We assume no obligation to revise or supplement this opinion or advise you of any changes in any matter set forth herein after the effective date of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/  Baker & McKenzie LLP

Baker & McKenzie LLP

Exhibit 5.2

February 25, 2013

United States Securities and Exchange Commission

Washington, DC

20549 USA

Gold Reserve Inc.

926 West Sprague Avenue, Suite 200

Spokane, Washington

99201 USA

Dear Sirs/Mesdames:

Re:          Gold Reserve Inc. Registration Statement on Form F-3

We have acted as Yukon counsel to Gold Reserve Inc., a corporation incorporated under the laws of the Yukon Territory (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with the U.S. Securities and Exchange Commission relating to $16,236,000 aggregate principal amount of the Company’s 5.50% Senior Subordinated Convertible Notes due 2014 of the Company (the “Notes”), 4,059,000 of the Company’s Class A common shares issuable upon conversion of the Notes (the “Underlying Securities”), and 7,959,265 of the Company’s Class A common shares (the “Class A Shares”), no par value per share, all of which securities are registered under the Registration Statement for resale by the selling security holder named in the prospectus forming a part of the Registration Statement.

The Class A Shares registered under the Registration Statement include Class A common share purchase rights attaching to such shares (the “Rights Shares”) pursuant to that certain Shareholder Rights Plan Agreement, amended and restated as of June 11, 2009, as amended June 27, 2012, between the Company and Computershare Trust Company of Canada (the “Rights Agreement”).

In rendering this opinion we have examined such corporate records, documents and instruments of the Company and such certificates of public officials, have received such representations from officers of the Company, and have reviewed such questions of law as in our judgment are necessary, relevant or appropriate to enable us to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records, documents and instruments submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies thereof, and the authenticity of the originals of such conformed, certified or photostatic copies.

Based upon such examination and review and upon representations made to us by officers of the Company, we are of the opinion that:

1.             The Underlying Securities reserved for issuance upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable common shares of the Company.

2.             The Class A Shares are validly issued, fully paid and non-assessable.

3.             Upon issuance and delivery of the Rights Shares in accordance with the terms and conditions of the Rights Agreement, and upon receipt of the full consideration for the Rights Shares as determined pursuant to the Rights Agreement, the Rights Shares will be validly issued, fully paid and non-assessable.

This opinion is solely for your benefit and is not to be relied upon or reviewed by any other party without our prior written consent.

Yours truly,

s/             Austring, Fendrick & Fairman

Consent of Counsel

We hereby consent to the use of our opinion dated February 25, 2013 as an exhibit, and consent to the use of our name in the Registration Statement.

s/             Austring, Fendrick & Fairman

                Whitehorse, Yukon

February 25, 2013

Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on form F-3 of Gold Reserve Inc. (“GRZ”) of our report dated March 14, 2012 relating to the financial statements and effectiveness of internal control over financial reporting of GRZ, which appears in GRZ’s annual report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such registration statement.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

February 25, 2013